Exhibit 10.24
JOINT DEVELOPMENT AGREEMENT
Regarding
COAL CONVERSION PROJECTS
By and Between
ASHMORE ENERGY INTERNATIONAL
And
SYNTHESIS ENERGY SYSTEMS, INC.
Dated this 10th day of July 2007

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
ARTICLE 2 JOINT DEVELOPMENT	7
2.1 Project Development	7
2.2 Project Team	7
2.3 Participation Rights	8
2.4 Acceptance of a Project	10
2.5 Project Team Responsibilities	11
2.6 Rejection of a Project	11
2.7 No Power to Bind Project Company or the other Developer	11
2.8 Information	12
ARTICLE 3 RIGHTS AND OBLIGATIONS OF THE PARTIES	12
3.1 Joint Obligations	12
3.2 Rights and Obligations of AEI	12
3.3 Rights and Obligations of SES	12
3.4 Technology License	14
3.5 Equipment Sales and Support	15
ARTICLE 4 PROJECT COMPANIES	15
4.1 Formation of Project Companies	15
4.2 Wholly Owned Project Companies	16
4.3 Third Developer Interests in Project Companies	16
4.4 Supermajority Vote Requirements	16
4.5 Simple Majority Vote Requirements	17
4.6 Tie-Breaking Vote (Operating Budgets)	17
4.7 Appointment of Management	17
4.8 Policies and Procedures	17
4.9 Reimbursement of Development Costs	17
ARTICLE 5 WITHDRAWAL AND ASSIGNMENT	17
5.1 Withdrawal	17
5.2 Assignment	18
ARTICLE 6 CONFIDENTIALITY	18
6.1 Confidential Obligation	18
6.2 Use of Confidential Information	19

TABLE OF CONTENTS (Cont’d)

6.3 Survival	19
ARTICLE 7 NOTICES	19
ARTICLE 8 REPRESENTATIONS AND WARRANTIES	20
8.1 Representations	20
8.2 Compliance with Law	21
8.3 Intellectual Property	23
ARTICLE 9 DEFAULT AND TERMINATION	23
9.1 Event of Default	23
9.2 Additional Events of Default	23
9.3 Violation of FCPA or OFAC	24
9.4 AEI Termination Right	24
9.5 SES Termination Rights	24
ARTICLE 10 APPLICABLE LAW AND DISPUTE RESOLUTION	25
10.1 Applicable Law	25
10.2 Dispute Resolution	25
10.3 No Immunity	27
ARTICLE 11 INDEMNIFICATION AND LIABILITY	27
11.1 Indemnification and Limitation on Liability	27
11.2 No Fiduciary Duty	28
11.3 Non-Recourse	28
ARTICLE 12 MISCELLANEOUS	29
12.1 Relationship of the Developers	29
12.2 Integration	29
12.3 No Oral Modifications	29
12.4 Effective Date; Term	29
12.5 Headings	29
12.6 Waiver	29
12.7 Counterparts	30
12.8 Public Announcements	30
12.9 Counterparts	30

ii

TABLE OF CONTENTS (Cont’d)
LIST OF EXHIBITS
Exhibit “A” – Project Description
Exhibit “B” – Project Development Agreement
Exhibit “C” – Term and Conditions of Equipment Supply
LIST OF SCHEDULES
Schedule 1.19 – Emerging Market
Schedule 1.38 – Pre-Existing Projects

iii

JOINT DEVELOPMENT AGREEMENT
     This JOINT DEVELOPMENT AGREEMENT, is made and entered into this 10th day of July 2007, by and between ASHMORE ENERGY INTERNATIONAL, a corporation organized and existing under the laws of Cayman Island (“AEI”), and SYNTHESIS ENERGY SYSTEMS, INC., a company organized and existing under the laws of Delaware (“SES”). SES and AEI, together with any of their respective Affiliates involved in the development of Prospective Projects or Projects as contemplated herein, are sometimes hereinafter referred to individually as a “Developer” and collectively as the “Developers”.
W I T N E S S E T H
     A. WHEREAS, SES owns an exclusive worldwide license to the U-GAS Technology (hereinafter defined) and wishes to make AEI a customer of SES;
     B. WHEREAS, SES has filed a registration statement with the Securities and Exchange Commission on Form SB-2 for an underwritten public offering;
     C. WHEREAS, AEI has provided SES an indication of interest with respect to acquiring 2,000,000 shares of common stock in such public offering;
     D. WHEREAS, AEI has extensive experience in developing and operating energy infrastructure projects throughout the world and wishes to become a customer of SES; and
     E. WHEREAS, AEI and SES wish to undertake jointly the development of SynGas Projects in Emerging Markets (each, as hereinafter defined).
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Developers agree as follows:
ARTICLE 1
DEFINITIONS
     The following terms, when used herein, shall have the meanings set forth below. The meanings specified are applicable both to the singular and the plural and to the masculine and feminine forms. In addition, throughout this Agreement, the word “includes” or “including” shall mean “including without limitation”.
     1.1 “Acceptance Notice” has the meaning ascribed to such term in Section 2.3.8.
     1.2 “Accepted Engineering Practices” shall mean those requirements or practices which are compatible with standards required by a registered architect, a registered professional engineer, or other duly governing, regulating, licensing or recognized authority for the type of work involved.

     1.3 “AEI” has the meaning ascribed to such term in the preamble.
     1.4 “Affiliate” means, with respect to any Person, any other Person directly or indirectly (through one or more intermediaries) controlling, controlled by or under common control with such Person, and for such purposes the term “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the total outstanding voting powers or equity securities of, or other ownership interests in, a Person.
     1.5 “Agreement” means this Joint Development Agreement, together with the exhibits and other attachments hereto, which are incorporated by reference herein and made a part hereof, as amended or modified from time to time.
     1.6 “Bankruptcy” has the meaning ascribed to such term in Section 9.2.1.
     1.7 “Claimant” has the meaning ascribed to such term in Section 10.2.3.
     1.8 “Coal” means anthracite, bituminous, sub-bituminous, lignite, cannel and waste from coal cleaning/preparation facilities (including but not limited to middlings, coarse refuse, gob, culm and gangue). Additionally, for the purposes of this Agreement, the term Coal would additionally include oil shale, petroleum coke and other non-biomass solid and heavy liquid hydrogen-carbon materials.
     1.9 “Coal and Biomass Mixture” means a feed stock for the gasifier that consists of no less than sixty percent (60%) Coal and no more than forty percent (40%) organic material such as wood, municipal waste, manures, agricultural residue and crops that can be converted to energy.
     1.10 “Co-Developer” means, for each Project, the Developer that is not the Lead Developer.
     1.11 “Confidential Information” has the meaning ascribed to such term in Section 6.1.
     1.12 “Developer” has the meaning ascribed to such term in the preamble.
     1.13 “Development Costs” means, with respect to any Project in which each Developer has a Participating Interest, all actual, reasonable, direct and necessary costs and expenses incurred by a Developer during the Term for the evaluation, research, study, development or implementation of a given Project, including without limitation transportation, lodging, courier, telecommunication and reproduction costs, consultant/advisor fees with prior approval of the other Developer, and wages and salaries of personnel directly engaged in or attributable to such work, at rates to be agreed by the Developers, which in no event will exceed one hundred ten percent (110%) of actual costs.
     1.14 “Disposition” means any of (a) a sale, assignment, transfer, exchange, creation of a trust or other disposition of any interest whether legal or beneficial in any asset or thing (including in the case of any Participating Interest, any voting or other rights attached thereto) and including, in any case, the acts comprised in or any agreement to do any of the foregoing and a disposition by operation of law, or (b) a mortgage, pledge, lien, charge (whether by way of fixed or floating charge), grant of security interest or other encumbrance (whether equitable or legal) of any interest whether legal or beneficial in any asset or thing, other than those that may be entered into by the Developers in connection with limited recourse financing of a Project (including in the case of any equity interest, any voting or other rights attached thereto) and including, in any case, the acts comprised in or any agreement to do any of the foregoing.
     1.15 “Dispute” has the meaning ascribed to such term in Section 10.2.1.
     1.16 “Dollar” or “$” means the lawful currency of the United States of America.
     1.17 “Downstream Project” means each or any of a SynGas Chemical Project, a SynGas Power Project or a SynGas Industrial Use Project.
     1.18 “Effective Date” means the date upon which this Agreement is approved by the board of directors of both Developers as demonstrated by a notice to the other Developer of such approval.
     1.19 “Emerging Markets” means those markets set forth on Schedule 1.19.
     1.20 “Equipment” shall mean all materials, supplies, equipment, spare parts and facilities, of whatever nature, intended to become a permanent part of a Project, including without limitation any of the foregoing that utilize all or any part of the U-GAS Technology.
     1.21 “Equipment Supply Agreement” means any agreement to provide, supply or sell Equipment to any Project.
     1.22 “Exclusive Project” has the meaning ascribed to such term in Section 2.6.2.
     1.23 “External Engineering Support” shall mean engineering support services provided by SES to a given Project using third-party personnel that has been contracted and compensated by SES, which services shall include, without limitation, design, engineering and process requirements; design and process methodology (including underlying engineering methods), design and process philosophy, component features; engineering experience, engineering analysis, processing, operations and construction know-how, including the processing, operations and construction techniques and processes needed for coal regasification.
     1.24 “FCPA” means the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended.
     1.25 “Final Investment Decision” means, with respect to any Project, the decision by the board of directors of any Project Company to proceed with such Project as demonstrated by the approval to (a) fund the equity required to develop such Project, (b) issue full notice to proceed under the construction contracts, (c) execute any Project Contracts not yet executed, and perform under all Project Contracts, or (d) execute, deliver and perform any Financing Agreements and material related documents required for the development of such Project.
     1.26 “Financing Agreement” means each or any of:
          (a) the Project Company’s agreements with other Persons for the provision to the Project Company of loans, credit facilities, or other funds (other than by way of equity participation) for the design, construction, and procurement of Equipment for the Projects and any term financing to replace any such prior financings; and
          (b) the security documents, direct agreements, and other ancillary undertakings in favor of the Lenders or their designees required pursuant to the agreements referred to in clause (a) above.
     1.27 “Government Official” means any employee or officer of a government including any national, regional or local department, agency, or enterprise owned or controlled by a government, any official of a political party, any official or employee of a public international organization, any person acting in an official capacity for, or on behalf of, such entities, and any candidate for foreign political office.
     1.28 “Governmental Authority” means any government, political subdivision, court or any agency, instrumentality, or authority of the foregoing.
     1.29 “GTI” means the Gas Technology Institute, a research, development and training organization serving the natural gas industry and energy markets.
     1.30 “Holding Company” has the meaning ascribed to such term in Section 4.3.
     1.31 “ICC” has the meaning ascribed to such term in Section 10.2.2.
     1.32 “Indemnitees” has the meaning ascribed to such term in Section 11.1.2.
     1.33 “Internal Engineering Support” shall mean engineering support services provided by SES to a given Project using SES employees and internal personnel, which services shall include, without limitation, design, engineering and process requirements; design and process methodology (including underlying engineering methods), design and process philosophy, component features; engineering experience, engineering analysis, processing, operations and construction know-how, including the processing, operations and construction techniques and processes needed for coal regasification.
     1.34 “Lead Developer” has the meaning ascribed to such term in Section 2.4.2.
     1.35 “Lenders” mean the Persons providing loans or credit under the Financing Agreements or a trustee or agent acting for them.
     1.36 “OFAC” has the meaning ascribed to such term in Section 8.1.6.

     1.37 “Participating Interest” has the meaning ascribed to such term in Section 2.3.2.
     1.38 “Person” means any individual, partnership, corporation, limited liability company, unlimited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity (or any department, agency or political subdivision thereof) or any other entity.
     1.39 “Pre-Existing Project” means those projects set forth on Schedule 1.38 that were in existence prior to the Effective Date, including any expansion thereof.
     1.40 “Project” means each or any of a SynGas Project or a Downstream Project.
     1.41 “Project Company” has the meaning ascribed to such term in Section 4.1.1.
     1.42 “Project Contracts” means all those agreements relating to the development, design, construction, testing, commissioning, operation, and maintenance of a Project, including land acquisition, right of way agreements, engineering, procurement, and construction contracts, coordination agreements with respect to construction and testing of the Project, operating and maintenance agreements, land deeds, easements, rights-of-way, government implementation or support agreements, all third-party financing agreements, government approvals, licenses and permits, but excluding agreements relating to the ownership and corporate governance of any Project Company.
     1.43 “Project Development Agreement” has the meaning ascribed to such term in Section 2.4.1.
     1.44 “Project Support” has the meaning ascribed to such term in Section 3.3.2.
     1.45 “Project Team” has the meaning ascribed to such term in Section 2.2.1.
     1.46 “Project Team Representative” has the meaning ascribed to such term in Section 2.2.2.
     1.47 “Prospective Project” means each or any of a Prospective SynGas Project, a SynGas Chemical Project, a SynGas Power Project or SynGas Industrial Use Project located in an Emerging Market.
     1.48 “Prospective SynGas Project” means any Syngas Project identified by a Developer that involves converting Coal or Coal and Biomass Mixture into SynGas.
     1.49 “Representative” has the meaning ascribed to such term in Section 10.2.1.
     1.50 “Respondent” has the meaning ascribed to such term in Section 10.2.3.
     1.51 “Rules” has the meaning ascribed to such term in Section 10.2.2.
     1.52 “SES” has the meaning ascribed to such term in the preamble.

     1.53 “SynGas” means a gaseous mixture at ambient temperature and pressure that contains varying amounts of carbon monoxide and hydrogen generated by the gasification of a carbon containing fuel to a gaseous product with a heating value.
     1.54 “SynGas Chemical Project” means a SynGas Project to produce SynGas, together with a related downstream project that utilizes SynGas or methane as a feed stock and chemically alters such SynGas or methane in order to produce a refined product, including without limitation, methanol, ethanol and ammonia.
     1.55 “SynGas Industrial Use Project” means a SynGas Project that provides SynGas to an industrial project as fuel in order to generate thermal energy, or to a gas distribution system in order to distribute such SynGas to a third party that will in turn consume such SynGas in order to generate thermal energy, including, without limitation, town gas distribution systems, boilers and process heating.
     1.56 “SynGas Power Project” means a SynGas Project that provides SynGas to an associated thermoelectric power plant which in turn utilizes such SynGas as the principle fuel source in order to generate electricity.
     1.57 “SynGas Project” means the development, design, construction, financing, operation, and maintenance by AEI, SES or any Holding Company or Project Company, pursuant to the terms of this Agreement, of a coal conversion facility that involves the gasification of coal by U-GAS Technology or an alternative technology for use in power, chemicals, transportation fuels or other energy uses.
     1.58 “Technical Support” shall mean technical support for the operation and maintenance of Equipment, components, facilities, systems, subsystems, auxiliaries and accessories utilizing all or any part of the U-GAS Technology.
     1.59 “Term” has the meaning ascribed to such term in Section 12.4.
     1.60 “Termination Date” has the meaning ascribed to such term in Section 5.1.
     1.61 “Training” shall mean orientation, education and instruction in the use, implementation and operation of the Equipment and the U-GAS Technology intended to become a permanent part of a Project, including without limitation the following:
                    (a) instruction and education, in amounts and at times to be agreed by the Developers, regarding the start-up, operation, shutdown and maintenance of Equipment, components, facilities, systems, subsystems, auxiliaries and accessories utilizing all or any part of the U-GAS Technology;
                    (b) manuals, diagrams, drawings, checklists, and other written information regarding the start-up, operation, shutdown and maintenance of Equipment, components, facilities, systems, subsystems, auxiliaries and accessories utilizing all or any part of the U-GAS Technology;

                    (c) written identification of necessary and desirable short and long term spare part inventories, maintenance supplies, special tools and Equipment for a Project;
                    (d) emergency procedures for a Project, including with regards to Equipment, components, facilities, systems, subsystems, auxiliaries and accessories utilizing all or any part of the U-GAS Technology; and
                    (e) safety procedures and precautions for a Project, including with regards to Equipment, components, facilities, systems, subsystems, auxiliaries and accessories utilizing all or any part of the U-GAS Technology.
     1.62 “Tribunal” has the meaning ascribed to such term in Section 10.2.3.
     1.63 “U-GAS Technology” means a process involving conversion of coal to fuel gas by reaction of coal with air at over 75 psia with the addition of steam, carbon dioxide or other diluent gases in a fluidized bed reactor system with a sloping grid and central nozzle in which high carbon conversion is obtained by utilizing techniques with or without ash agglomeration with control of ash sintering and the withdrawal of high ash material or agglomerates, wherein crushed coal is fed directly into the fluidized bed with recycle of coal dust or char fines entrained in effluent gas back into the fluidized bed.
ARTICLE 2
JOINT DEVELOPMENT
     2.1 Project Development.
               2.1.1 On and subject to the terms set forth in this Agreement, each of the Developers will seek to identify Prospective Projects. In connection therewith, AEI shall be a customer of SES.
               2.1.2 Any Pre-Existing Project announced by either Developer prior to the Effective Date does not constitute a Project for the purposes of this Agreement and no Developer shall have any obligation to present any Pre-Existing Project to the Project Team or to offer the other Developer a right to participate in such Pre-Existing Project.
     2.2 Project Team.
               2.2.1 For the purposes of evaluating Prospective Projects, the Developers shall establish a committee (the “Project Team”) pursuant to this Section 2.2.
               2.2.2 The Project Team shall be comprised of two (2) representatives of each Developer (each, a “Project Team Representative”). Within thirty (30) days of the execution of this Agreement, each Developer shall designate by written notice to the other Developer the names of its Project Team Representatives. From time to time, each Developer shall be entitled to remove or substitute any Project Team Representative appointed by it, or to designate a replacement Project Team Representative, by providing written notice of such removal and appointment to the other Developers. The Project Team shall meet at such times and at such places as may be determined by the Project Team Representatives. Each Developer shall have the right to bring those advisors, consultants or representatives as it deems necessary to any Project Team meeting. The Project Team shall establish such rules and procedures as it deems necessary and prudent in order to give effect to the purposes hereof.
          2.2.3 The Project Team Representatives shall consult with each other from time to time in order to ensure effective communication between the Developers regarding development of all aspects of any Prospective Project or Project. In this regard, the Project Team Representative of each Developer shall be specifically authorized by that Developer to give and to receive any Acceptance Notice. All other notifications shall be governed by Article 7.
     2.3 Participation Rights.
          2.3.1 In the event any Developer identifies a Prospective Project, such Developer shall present the Prospective Project, together with the information set forth on Exhibit “A” (including without limitation the proposed Lead Developer for the Project), for the evaluation and review of the Project Team. Project Team Representatives shall have the right to request additional information or clarifications regarding the Prospective Project and to review such information as may be available in order to evaluate such Prospective Project.
          2.3.2 Upon presentation of a Prospective Project to the Project Team, the non-presenting Developer shall have the right, but not the obligation, to participate in the benefits, rights, liabilities and other obligations, including the acquisition of equity capital, held by the presenting Developer in such Prospective Project (a “Participating Interest”) in an amount determined in accordance with this Section 2.3. The Developers acknowledge and agree that such Participating Interest may represent less than fifty percent (50%) of the total outstanding interests in such Prospective Project as the result of the participation of a third party in such Prospective Project.
          2.3.3 Upon presentation of a SynGas Project utilizing U-GAS Technology to the Project Team, the non-presenting Developer shall have the right, but not the obligation, to participate in an amount up to fifty percent (50%) of Participating Interest held by the presenting Developer in such SynGas Project.
          2.3.4 Upon presentation of a SynGas Chemical Project to the Project Team, the following provisions shall apply:
               (a) If the SynGas Chemical Project has SynGas as a feedstock that is derived from a Project that utilizes U-GAS Technology, the non-presenting Developer shall have the right, but not the obligation, to participate in an amount up to fifty percent (50%) of the Participating Interest held by the presenting Developer in such SynGas Chemical Project (including both the SynGas Project and associated chemicals project).
               (b) If the SynGas Chemical Project has SynGas as a feedstock that is derived from a Project that does not utilize U-GAS Technology, the non-presenting Developer shall have the right, but not the obligation, to participate in an amount up to thirty-five percent

(35%) of the Participating Interest held by the presenting Developer in such SynGas Chemical Project (including both the SynGas Project and associated chemicals project).
          2.3.5 Upon presentation of a SynGas Power Project to the Project Team, the following provisions shall apply:
               (a) If the SynGas Power Project has SynGas as a feedstock that is derived from a Project that utilizes U-GAS Technology, the non-presenting Developer shall have the right, but not the obligation, to participate in an amount up to fifty percent (50%) of the Participating Interest held by the presenting Developer in the SynGas Project (but not the associated power plant).
               (b) If the SynGas Power Project has SynGas as a feedstock that is derived from a Project that does not utilize U-GAS Technology, the non-presenting Developer shall have no right to participate in such SynGas Project in any capacity whatsoever.
          2.3.6 Upon presentation of an SynGas Industrial Use Project to the Project Team, the following provisions shall apply:
               (a) If the SynGas Industrial Use Project has SynGas as a feedstock that is derived from a Project that utilizes U-GAS Technology, the non-presenting Developer shall have the right, but not the obligation, to participate in an amount up to fifty percent (50%) of the Participating Interest held by the presenting Developer in the SynGas Project (but not the associated industrial use or gas distribution project).
               (b) If the SynGas Industrial Use Project has SynGas as a feedstock that is derived from a Project that does not utilize U-GAS Technology, the non-presenting Developer shall have the right, but not the obligation, to participate in an amount up to twenty-five percent (25%) of the Participating Interest held by the presenting Developer in the SynGas Project (but not the associated industrial use or gas distribution project).
          2.3.7 Notwithstanding any provision herein to the contrary, the parties acknowledge and agree that with respect to any upstream project, each Developer shall use commercially reasonable efforts to give to the non-developing party the right to participate in such upstream project; provided, however, that no Developer or any of its Affiliates shall have any liability under this Agreement if such Developer is unable to offer a Participating Interest in any such upstream project after using its commercially reasonable efforts as required by this Section 2.3.7.
          2.3.8 Within thirty (30) days of the presentation of a Prospective Project to the Project Team, any Developer that wishes to participate in such Prospective Project shall forward a notice executed by a Project Team Representative accepting a Participating Interest in such Prospective Project (an “Acceptance Notice”). This issuance of an Acceptance Notice shall indicate such Developer’s interest in entering into a Project Development Agreement with respect to such Project, but in no event shall such Acceptance Notice be deemed the making of a Final Investment Decision regarding such Project.

          2.3.9 The failure of any Developer to respond within such thirty (30) day notice period shall be deemed a rejection of such Prospective Project.
          2.3.10 Following the presentation to the Project Team and election by each Developer to participate in a Prospective Project, such Prospective Project shall be referred to herein as a “Project” for all purposes hereof.
     2.4 Acceptance of a Project.
          2.4.1 If, pursuant to an Acceptance Notice, each Developer elects to participate in a given Project, the Developers shall agree to the overall development and implementation of the Project as soon a reasonably practicable by executing a project development agreement, substantially in the form attached hereto as Exhibit “B” (each such agreement, a “Project Development Agreement”).
          2.4.2 The appointment of one of the Developers as the lead developer (the “Lead Developer”) for such Project shall be included in each Project Development Agreement. The Lead Developer for each Project shall be determined on a case-by-case basis. The Lead Developer shall oversee the overall development of such Project. Subject to the voting requirements set forth in the Project Development Agreement, the Lead Developer shall have the right to make decisions regarding, and shall perform (or shall contract with others to perform) all activities relating to the development of the Project. The Lead Developer shall keep the Co-Developer informed of development plans and the status of development and shall consider in good faith any suggestions by the Co-Developer regarding the Project’s development.
          2.4.3 In connection with the development of any Project, the Developers anticipate that the Lead Developer will undertake the following types of activities in order develop the Project:
               (a) Acquiring a project site suitable for the development of the Project;
               (b) Obtaining all governmental authorizations required for the development of the Project;
               (c) Leading negotiations on a turn-key engineering, procurement and construction contract for the design, engineering, procurement, construction, start-up, testing and commissioning of the Project;
               (d) Leading negotiations on fuel supply arrangements and off-take arrangements;
               (e) Obtaining any required financing for the Project;
               (f) Acquiring any real property interests to the extent necessary to develop the Project;
               (g) Leading negotiations on technical support agreements and technology licenses; and

               (h) Taking any and all other actions necessary and convenient for the development, construction, financing, operation and maintenance of the Project in accordance with the terms of this Agreement and the applicable Project Development Agreement.
     2.5 Project Team Responsibilities.
          2.5.1 In addition to any items set forth in the Project Development Agreement, the Project Team and the Project Team Representatives shall perform the following functions:
               (a) Following appointment of a Lead Developer in accordance with Exhibit “B”, the Project Team Representatives of the Co-Developer and Lead Developer shall coordinate the day-to-day performance of their respective representatives as agreed by the parties.
               (b) Each Developer’s Project Team Representatives will be informed and consulted by the other Developer regarding decisions, development plans and the status of development of any Project. Such Developer’s representatives will, where practicable, be invited to all negotiations and meetings regarding any Project Contracts and the Financing Agreements and to meetings regarding other matters relating to any Project. Any Project Contract with a Developer’s Affiliate will be arm’s length and competitive with those that have been or would be offered to or by third parties.
               (c) In connection with those actions that require the unanimous consent of all the Developers pursuant to the terms hereof or any Project Development Agreement, the Project Team Representative of each Developer shall be authorized to participate and vote at any meeting held and to evidence the consent of such Developer.
               (d) Subject to the other provisions of this Agreement, the Project Team Representatives shall in good faith attempt to resolve any disputes that may arise among the Developers under this Agreement or in connection with the development of any Project.
          2.5.2 The Project Team and the Project Team Representatives shall perform all other actions specifically described in this Agreement as being performed by the Project Team and the Project Team Representatives.
     2.6 Rejection of a Project.
          2.6.1 If a Developer declines to participate in a given Project or the period of time for providing an Acceptance Notice expires, such Developer shall have no further right to acquire a Participating Interest in such Project.
          2.6.2 Any Developer electing to proceed with a Project without the participation of the other Developer (an “Exclusive Project”) shall bear the entire cost and liability of such Exclusive Project.
     2.7 No Power to Bind Project Company or the other Developer. Neither Developer nor any Affiliate of either Developer may take any action purporting to bind a Project Company, the other Developer, or its Affiliates, except as provided in this Agreement, any

Project Development Agreement or in the Project Contracts. All actions undertaken by the Developers and their Affiliates, or any of them, are at their sole risk and expense except to the extent, if any, that the Project Company assumes those obligations by executing Project Contracts or other documents in accordance with this Agreement or any Project Development Agreement. This Agreement is not intended to create, and shall not be construed as creating, a partnership or joint venture. Neither Developer is an agent, employee, contractor, vendor, representative or partner of the other Developer, and a Developer may not hold itself out as such; provided, however, that Developers and their Affiliates may be parties to Project Contracts, any Project Development Agreement or holders of interests in any Project Company.
     2.8 Information. Each Developer shall furnish to the other Developer such information concerning the development of each Project in such detail and with such frequency as the other Developer reasonably may require, including but not limited to information required for a Developer or its Affiliates to prepare their tax returns on a timely basis.
ARTICLE 3
RIGHTS AND OBLIGATIONS OF THE PARTIES
     3.1 Joint Obligations. In performing its obligations under this Agreement, each Developer shall cooperate fully with the other Developer to that end. The Developers shall use all reasonable efforts to negotiate and execute any and all agreements in connection therewith and on terms and conditions consistent with this Agreement and otherwise mutually acceptable to the Developers.
     3.2 Rights and Obligations of AEI.
          3.2.1 Project Identification. AEI shall use its commercially reasonably efforts to identify and secure Prospective Projects. All decisions related to the methodology for identifying Prospective Projects and the resources dedicated to fulfill the requirements of AEI under this Agreement with respect to the identification and development of Prospective Project shall be made at the sole discretion of AEI. AEI shall notify SES of each Prospective Project identified by AEI pursuant to Section 2.3.1.
     3.3 Rights and Obligations of SES.
          3.3.1 Project Identification. SES shall use its commercially reasonably efforts to identify and secure Prospective Projects. All decisions related to the methodology for identifying Prospective Projects and the resources dedicated to fulfill the requirements of SES under this Agreement with respect to the identification and development of Prospective Project shall be made at the sole discretion of SES. SES shall notify AEI of each Prospective Project identified by SES pursuant to Section 2.3.1.
          3.3.2 Project Support. To the extent reasonably requested by AEI for any Prospective Project, or contemplated under the applicable Project Development Agreement for any Project, SES shall provide or cause to be provided the equipment, materials and support services to such Prospective Project or Project that are typical of the level and type of support provided in similar projects by an owner’s engineer, notwithstanding any decision by SES not to participate in such Project (collectively, “Project Support”):
               (a) Internal Engineering Support, in compliance with Accepted Engineering Practices and all applicable national, state and local engineering, construction, operating, processing, safety and codes and standards in effect on the effective date of this Agreement;
               (b) External Engineering Support, in compliance with Accepted Engineering Practices and all applicable national, state and local engineering, construction, operating, processing, safety and codes and standards in effect on the effective date of this Agreement;
               (c) Equipment sales, support and services to the Project, pursuant to an Equipment Supply Agreement, which if entered into between the Project Company and SES, will have the general terms and conditions of which are set forth in Exhibit “C”;
               (d) Training; and
               (e) Technical Support.
          3.3.3 Reimbursement.
               (a) With respect to any Prospective Project, to the extent Project Support is requested by AEI in writing, SES shall be reimbursed by AEI within thirty (30) days of receipt of an invoice for such Project Support as follows:
                         (i) For any Internal Engineering Support, External Engineering Support, Training or Technical Support, SES shall be reimbursed at one hundred and ten percent (110%) of the actual, reasonable, direct and necessary costs and expenses incurred by SES in providing such support services to such Prospective Project, including without limitation transportation, lodging, courier, telecommunication and reproduction costs, consultant fees (with prior approval of AEI), and wages and salaries of personnel directly engaged in or attributable to such work, at rates to be agreed by SES; and
                         (ii) Any Equipment sales will be reimbursed in accordance with the Equipment Supply Agreement.
               (b) With respect to any Project in which SES does not have a Participating Interest, to the extent Project Support is requested by AEI in writing, SES shall be reimbursed by AEI within thirty (30) days of receipt of an invoice for such Project Support as follows:
                         (i) For any Internal Engineering Support, External Engineering Support, Training or Technical Support, SES shall be reimbursed at one hundred and ten percent (110%) of the actual, reasonable, direct and necessary costs and expenses incurred by SES in providing such support services to such Project, including without limitation transportation, lodging, courier, telecommunication and reproduction costs, consultant fees (with prior approval of the AEI), and wages and salaries of personnel directly engaged in or attributable to such work, at rates to be agreed by SES; and
                         (ii) Any Equipment sales will be reimbursed in accordance with the Equipment Supply Agreement.
               (c) With respect to any Project in which SES has a Participating Interest, SES shall be reimbursed in accordance with the applicable Project Development Agreement.
     3.4 Technology License. In addition to the Project Support obligations set forth in Section 3.3.2, SES, as the licensor of the U-GAS Technology, shall grant and confirm to AEI or any Project Company, as applicable, an exclusive, non-transferable license and right to use the U-GAS Technology for coal conversion in connection with each Project. SES shall be required to grant a license to use the U-GAS Technology in connection with a Project pursuant to this Section 3.4 regardless of whether SES chooses to acquire a Participating Interest in such Project. In consideration of the license granted herein, SES shall be compensated as follows:
          (a) AEI agrees to pay to SES for each U-GAS unit licensed, designed, built and/or operated by or for AEI or the Project Company an upfront royalty of $10 for each Thermal MegaWatt/hr (MWt) of dry SynGas production of rated design capacity of the U-GAS system. The royalty shall be paid in two equal installments: the first installment shall be paid upon the execution of the license and/or contract for the construction of the U-GAS system; and the last installment shall be paid upon the completion of the build of the U-GAS system. If the U-GAS system consists of more than one unit to be built over a period of years, then the second installment of the royalty shall be paid proportionately at the completion of each unit.
          (b) If both SES and AEI participate in a given Project, an energy royalty fee shall be in the form of a profit sharing arrangement to be negotiated by the Developers on a case-by-case basis for each Project at the time of the Final Investment Decision, subject to the condition that SES hereby agrees it will offer AEI an energy royalty fee on terms not less favorable than those accepted by SES in other projects in which SES has no equity participation; provided, however; that in no event shall the royalty fee paid pursuant to this Section 3.4(b) exceed $0.50 per MMBtu of SynGas.
          (c) If AEI is the sole Developer with a Participating Interest in a given Project, the energy royalty fee will be negotiated between SES and AEI, subject to the condition that SES hereby agrees it will offer AEI an energy royalty fee on terms not less favorable than those accepted by SES in other projects in which SES has no equity participation; provided, however; that in no event shall the royalty fee paid pursuant to this Section 3.4(c) exceed $0.50 per MMBtu. The royalty fee, which may take the form of profit sharing, a carried interest or royalty structure which changes as financial hurdles are satisfied, will take into account, inter alia, the size of the project, the application of the U-GAS Technology, the relative profitability of the project and any other license agreements that have been entered into by SES; provided, however, that SES is obligated to provide license at a fee of $0.50 per MMBtu of SynGas.

     Notwithstanding the SES obligations set forth in Section 3.3, SES shall have no obligation to provide any technical support or a license to use the U-GAS Technology for any coal conversion projects which do not utilize U-GAS Technology.
     3.5 Equipment Sales and Support.
          3.5.1 In connection to the obligation to provide U-GAS Technology to Projects independent of whether SES may have any Participating Interest in such Project, SES hereby undertakes to provide Equipment, support and services to each such Project, pursuant to an Equipment Supply Agreement, the general terms and conditions of which are set forth in Exhibit “C”. The parties acknowledge and agree that SES shall have the right to engage in direct Equipment sales and licensing to third parties in Emerging Markets, provided that each such third party shall use such Equipment to produce SynGas predominantly for its own internal consumption.
ARTICLE 4
PROJECT COMPANIES
     4.1 Formation of Project Companies.
          4.1.1 The Developers intend that each Project will be constructed, financed, owned, and operated through one or more special-purpose company, partnership, or other entity or association (each, a “Project Company”).
          4.1.2 The Project Company will have the following features, along with such other features as the Developers may agree:
          (a) Subject to any third party rights, the initial equity owners will be Affiliates of the Developers, and will be obligated to make contributions and be entitled to receive distributions on a pro rata basis based upon their respective Participating Interests.
          (b) The Project Company will be formed under the laws of the jurisdiction determined by the Lead Developer, taking into account the tax impacts or benefits to each Developer of such choice.
          (c) The Project Company’s sole purpose shall be conducting activities relating to the Project.
          (d) Unless otherwise agreed, any Developer may transfer its Participating Interest in any Project Company only (i) to an Affiliate of the Developer or (ii) with the prior consent of a majority-in-interest of the other unrelated equity owners. If required under the Financing Agreements and any Developer is not otherwise precluded from doing so due to some other contractual or legal obligation, each Developer will pledge its interests in the Project Company to the lenders or their representatives.

          (e) The Developers will use reasonable efforts to ensure that the management structure of each Project Company permits AEI to consolidate all Project Companies for accounting purposes, pursuant to generally accepted accounting rules in the United States.
     4.2 Wholly Owned Project Companies. If a Project Company is owned in its entirety by AEI and SES (i.e., no third party owns any interest in such Project Company), then AEI and SES shall have representation on the board of directors of such Project Company in proportion to the Participating Interest held by each of AEI and SES. For the avoidance of doubt, if each of AEI and SES owns a fifty percent (50%) interest in a Project Company, then each shall have equal representation on the board of directors of such Project Company.
     4.3 Third Developer Interests in Project Companies. If any third party or parties owns any interest in a Project Company, then AEI and SES shall form a holding company (a “Holding Company”) which will own the combined interest of AEI and SES in the Project Company. AEI and SES shall have representation on the board of directors of such Holding Company in proportion to the ownership interest held by each of AEI and SES in such Holding Company. For the avoidance of doubt, if each of AEI and SES owns a fifty percent (50%) interest in a Holding Company, then each shall have equal representation on the board of directors of such Holding Company. The board of directors of the Holding Company shall appoint board members of the Project Company owned by such Holding Company. Subject to any fiduciary obligations, the board members will vote under the direction of the Holding Company according to the Holding Company’s shareholders’ agreement.
     4.4 Supermajority Vote Requirements. The following items will require supermajority votes of at least seventy percent (70%) of the board of directors for Holding Companies or Project Companies controlled by AEI and SES:
               (a) material dispositions or acquisitions;
               (b) entering into or amending, modifying, waiving any right or initiating any dispute resolution provision under any Project Contracts;
               (c) the approval of all construction budgets for any Project or material change orders;
               (d) the issuances of new equity or other material changes to capital structure;
               (e) the amendment of the organizational documents;
               (f) the incurrence by the Project Company of debt in excess of fifty percent (50%) of the assets of such Project Company; and
               (g) any transaction between (i) a Project Company or Holding Company and (ii) any Developer or an Affiliate of any Developer.

     4.5 Simple Majority Vote Requirements. All items to be voted upon by the board of directors of any Holding Company or Project Company that are not listed in Section 4.4 shall require a simple majority vote.
     4.6 Tie-Breaking Vote (Operating Budgets). With respect to any matter involving the operating budget of a Project, to be determined by a simple majority vote, AEI’s vote shall be used to break any tie in the voting of the board of directors.
     4.7 Appointment of Management. For all Project Companies, AEI shall have the right to appoint the General Manager (Chief Executive Officer) and either a Controller or a Chief Financial Officer. SES shall have the right to appoint the Deputy General Manager (Chief Operating Officer) and the Operations Manager for the Syngas Project for all Project Companies.
     4.8 Policies and Procedures. AEI shall have the right to implement its corporate policies and procedures in any Project Company controlled by AEI and SES. Such policies and procedures shall include, without limitation: (a) policies related to the FCPA; (b) Code of Conduct; and (c) Finance, Treasury and Accounting, which shall comply with the minimum requirement of SES imposed upon it as a public company. AEI shall consider SES’ policies and procedures and implement the same to the extent that they do not conflict in a negative way with AEI’s required policies and procedures.
     4.9 Reimbursement of Development Costs. With respect to any Project in which each Developer has a Participating Interest, each Developer and its Affiliates shall be reimbursed for any Development Costs incurred in the development of such Project in accordance with the terms and conditions of the applicable Project Development Agreement.
ARTICLE 5
WITHDRAWAL AND ASSIGNMENT
     5.1 Withdrawal.
          5.1.1 A Developer may withdraw from development of any Project at any time prior to the Final Investment Decision upon written notice to the other Developer, subject to executing any documents and obtaining any consent required to effect the assignments contemplated by this Section 5.1.1. A Developer’s withdrawal from the Project shall become effective on the date such written notice is delivered to the other Developer (the “Termination Date”). A withdrawing Developer shall have no further obligations to the other Developer with respect to the Project, except for (a) its share of costs incurred, accrued, or otherwise contractually committed to the Project as of the Termination Date, (b) the survival of its confidentiality obligations pursuant to Section 6.3, and (c) any other obligations set forth in this Section 5.1. Effective on the Termination Date, a withdrawing Developer shall (i) have no residual interest or claim to the Project; and (ii) release and transfer its Participating Interests in the Project Company.
          5.1.2 Any Developer that fails to make any mandatory funding obligations or otherwise fails to comply with any capital contribution obligation under any Project Development Agreement shall be deemed to have withdrawn from such Project as of the date of such failure to make such funding obligation or capital contribution and the procedures set forth in Section 5.1.1 shall apply.
     5.2 Assignment.
          5.2.1 Unless otherwise agreed in a Project Development Agreement or shareholder agreement, no Developer shall directly or indirectly enter into any transaction for the Disposition of any of its Participating Interest or its interest in this Agreement without the prior written consent of the other Developer, which consent may be withheld for any reason; provided, however, that any parent entity of a Developer may mortgage, pledge, place a lien or charge (whether by way of fixed or floating charge), grant a security interest, or otherwise encumber (whether equitable or legal) as security for borrowed money any interest whether legal or beneficial in a Developer, or in any entity between such parent entity and a Developer in the respective Developer’s chain of ownership by giving notification thereof to the other Developer.
          5.2.2 The Developers acknowledge and agree that breach of this Section 5.2 may not be compensable by payment of money damages and, therefore, if any dispute arises concerning the Disposition of all or any portion of any Participating Interest or its interest under this Agreement, the Developers agree not to object to an injunction being issued on the application of any Developer restraining such Disposition or rescinding or suspending any such Disposition pending resolution of the dispute. Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the Developers may have under this Agreement or at law.
ARTICLE 6
CONFIDENTIALITY
     6.1 Confidential Obligation. Except as hereinafter provided, the provisions of this Agreement and all information or documents which come into the possession of the Developers in connection with the performance of this Agreement, including any and all data, information, plans, proposals, contracts, or other materials related to the design, construction, configuration, financing, or operation of any Project (including the U-Gas Technology under the license with GTI) which are delivered or disclosed by a Developer to the other Developer under this Agreement, or developed and paid for jointly by the Developers (the “Confidential Information”), may not be used or communicated to third parties without mutual written agreement of the other Developer. However, any Developer shall have the right to disclose such provisions, information or document without the other Developer’s consent:
          (a) to legal counsel, accountants, auditors, financial advisers, lenders, other professional consultants, shareholders, rating agencies, financial underwriters and insurance underwriters for a Developer or any of its Affiliates, provided such disclosure is solely to assist such Person in performing the functions for which they were engaged in connection with any Project, and for recipients other than legal counsel, the recipient undertakes to keep such information or documents under terms of confidentiality equivalent to this ARTICLE 6;

                    (b) if required by any court of law or any law, rule, or regulation having jurisdiction over a Developer, or if requested or required by an agency of any government having or asserting jurisdiction over a Developer, any guarantor of such Developer’s obligations hereunder, or any of their respective Affiliates and having or asserting authority to require such disclosure in accordance with that authority or pursuant to the rules of any recognized stock exchange or agency established in connection therewith, provided, that a Developer making such a disclosure shall make good faith efforts to advise the other Developers of the same as soon as reasonably practicable, shall make reasonable efforts to secure protective treatment for the disclosed information and with respect to any disclosure requirements of any recognized stock exchange, shall cooperate with the non-disclosing Developer regarding the information to be disclosed;
                    (c) to any Affiliate of a Developer; provided the recipient undertakes to keep such information or documents under terms of confidentiality equivalent to this ARTICLE 6;
                    (d) to the extent any such information or document has (i) been independently developed by the recipient, (ii) has been acquired from a third party, or (iii) entered the public domain other than through the fault or negligence of the Developer making the disclosure (for this purpose any disclosure by a permitted recipient of a Developer (as aforesaid) shall be deemed to be the fault or negligence of such Developer);
                    (e) to an arbitration tribunal in connection with resolution of a dispute under this Agreement; and
                    (f) to the extent permitted under Section 12.8.
          6.2 Use of Confidential Information. Upon termination of the confidentiality period described in Section 6.3, each Developer shall be entitled to utilize Confidential Information; provided, however, such utilization shall not include selling, trading or publishing to a third party such Confidential Information.
          6.3 Survival. The terms of this ARTICLE 6 shall survive the termination of this Agreement and remain in effect for a period of three (3) years after such termination; provided, however, that any confidentiality obligations owed by the Developers to any third-party shall survive for such longer period, if any, as may be specified in the agreement creating such confidentiality obligation. It is understood that this ARTICLE 6 shall not prohibit, prevent, or hinder the use of Confidential Information in the development of the Project under this Agreement.
ARTICLE 7
NOTICES
     Except as otherwise specifically provided, all notices authorized or required among the Developers by any of the provisions of this Agreement, shall be in writing, in English, and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Developers as designated below. Oral communication does not constitute notice for purposes of this Agreement, and telephone numbers for the Developers are listed below as a matter of convenience only. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Developer to whom such notice is directed, and the time for such Developer to deliver any notice in response to such originating notice shall run from the date the originating notice is received. The second or any responsive notice shall be deemed delivered when received, which for purposes of this ARTICLE 7 shall mean actual delivery of the notice to the address of the Developer to be notified specified in accordance with this ARTICLE 7. Each Developer shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to the other Developers.

If to AEI:	Ashmore Energy International
c/o AEI Services LLC
1221 Lamar Street, Suite 800
Houston, Texas 77010
ATTN: General Counsel

With a copy to:	Mr. Brian Bradshaw
Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010

If to SES:	Synthesis Energy Systems, Inc.
6330 West Loop South, Suite 300
Houston, Texas 77401
ATTN: Chief Executive Officer

With a copy to:	Mr. Robert Reedy
Porter & Hedges
1000 Main, 36th Floor
Houston, Texas 77002
ARTICLE 8
REPRESENTATIONS AND WARRANTIES
     8.1 Representations. Each Developer hereby (a) represents and warrants to the other Developer the following as of the Effective Date hereof and (b) covenants to the other Developer that at all times thereafter during the Term of this Agreement that it will cause the following representations and warranties to be true and correct in all material respects except that, to the extent that any such representation and warranty is qualified by materiality, such representation and warranty shall be true and correct in all respects:
          8.1.1 It is a duly organized, validly existing entity of the type described in the preamble to this Agreement and (if applicable) is in good standing under the laws of the jurisdiction of its formation and is duly qualified to do business and (if applicable) in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not formed in that jurisdiction). It has all requisite power and authority to enter into and to perform its obligations under this Agreement and has obtained (to the extent applicable law permits the obtaining of same at this point in time) all approvals from applicable governmental authorities necessary for it to enter into and to perform its obligations under this Agreement.
          8.1.2 Its execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on its part and that of its equity owners, and do not and will not (a) violate any law, rule, regulation, order, or decree applicable to it or (b) violate its organizational documents.
          8.1.3 This Agreement is a legal and binding obligation of that Developer, enforceable against that Developer in accordance with its terms, except to the extent enforceability is modified by bankruptcy, reorganization and other similar laws affecting the rights of creditors generally and by general principles of equity.
          8.1.4 There is no litigation pending or, to the best of its knowledge, threatened to which that Developer or any of its Affiliates is a party that could reasonably be expected to have a material adverse effect on the financial condition, prospects, or business of that Developer or its ability to perform its obligations under this Agreement.
          8.1.5 The execution, delivery and performance of this Agreement will not conflict with, violate or breach the terms of any agreement of that Developer or of any agreement to which its properties are subject.
          8.1.6 It is not, and shall not become, a person or entity with whom the other Developer is restricted from doing business with under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other action of any governmental authority.
          8.1.7 It will not attempt to assign, transfer, enter into a Disposition of a Participating Interest or any rights or obligations under this Agreement, or attempt to develop any Prospective Project or Project with respect to any third party identified in the U.S. Department of Treasury’s Excluded Parties Lists System at http://www.epls.gov/.
     8.2 Compliance with Law.
          8.2.1 Each Developer, with respect to itself and its Affiliates, hereby (a) represents and warrants the following to the other Developer as of the Effective Date hereof and

(b) covenants to the other Developer that at all times thereafter during the Term of this Agreement that it will cause the following representations and warranties to be true and correct in all material respects except that, to the extent that any such representation and warranty is qualified by materiality, such representation and warranty shall be true and correct in all respects:
               (a) It has conducted its affairs and activities in respect of this Agreement in accordance with applicable laws in all material respects;
               (b) It has not, and covenants and agrees that its employees, agents, consultants, advisors, representatives or other similar relationships (“Representatives”) will not, in connection with the purpose or any transactions contemplated by this Agreement, make, promise or offer to make any payment or transfer of anything of value, directly or indirectly: (i) to any Government Official or to an intermediary for payment to any Government Official; or (ii) to any political party. Each Developer further covenants and agrees that neither it nor any of its Representatives will make, in connection with the purpose or any transactions contemplated by this Agreement, any payments or transfers of anything of value, directly or indirectly, for the purpose or effect of public of commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or retaining business or securing any improper advantage. This Section 8.2.1 shall not, however, prohibit normal and customary business mementos of nominal value in connection with the Developers’ performance under this Agreement;
               (c) No ownership or profit sharing interest, direct or indirect, in the Developer, or in the contractual relationship established by this Agreement, is held or controlled by or for the benefit of any Government Official or representative of a political party (except to the extent that such Government Official or representative of a political party acquired such interest on a national recognized exchange), and that the Developer will immediately notify the other Developer in the event of a change in the foregoing; and
               (d) It has not taken any action that would subject either Developer or any Project Company to liability or penalty under any applicable law, rules, regulations or decrees of any governmental authority.
          8.2.2 Each Developer agrees that should it learn or have reason to know of: (a) any payment, offer, or agreement to make a payment to a Government Official or political party for the purpose of obtaining or retaining business or securing any improper advantage for the Developer in connection with this Agreement or otherwise, or (b) any other development during the term of the Agreement that in any way makes inaccurate or incomplete the representations, warranties and certifications of the Developers set forth in this Section 8.2, it will immediately advise the other in writing.
          8.2.3 In order to verify compliance with the provisions of this Agreement and/or any other agreement signed between the Developers, the Developers agree that each Developer shall have the right, from time to time, upon written notice to the other Developer, to audit the books and records of the other to the extent such books and records relate to the performance of this Agreement and any payments made under this Agreement. Each Developer agrees to furnish promptly to the other Developer any additional information that may reasonably be requested to verify compliance with the provisions herein.
          8.2.4 The Developers agree that full disclosure of information relating to this Agreement, including the compensation provisions, may be made at any time and for any reason to the U.S. government and the respective jurisdictions of the operating businesses, its agencies, and to any other person, to either Developer, as applicable; provided that the Developer disclosing such information shall, to the extent permitted by applicable law, notify the other Developer of such disclosure and the information disclosed.
     8.3 Intellectual Property. SES hereby (a) represents and warrants the following to AEI as of the Effective Date hereof and (b) covenants to the other Developer that at all times thereafter during the Term of this Agreement that it will cause the following representations and warranties to be true and correct in all material respects except that, to the extent that any such representation and warranty is qualified by materiality, such representation and warranty shall be true and correct in all respects: (i) it is not aware of any prior art which would invalidate any claims of any patents owned by SES or any of its Affiliates related to the U-GAS Technology, (ii) it is not aware of any third party’s patent or patents which have been or would be infringed by the use or sale of the U-GAS Technology, (iii) neither SES nor any of its Affiliates have received any assertions from others that the claims of any patents owned by SES or any of its Affiliates are invalid or unenforceable or that the U-GAS Technology infringes any patents, copyrights, trade secret rights or other intellectual property rights of others, (iv) it is not aware of any actions or inactions which would render unenforceable any claims of any patents related to U-GAS Technology owned by SES or any of its Affiliates, (v) pursuant to that certain Amended and Restated License Agreement by and among SES and GTI dated August 31, 2006, SES has an exclusive license to manufacture, make, use and sell U-GAS Technology worldwide, and (vi) neither the entry into this Agreement nor the granting of a license or sub-license by SES to AEI, any of AEI’s Affiliates, any Holding Company or any Project Company requires the consent or approval of any third party, including but not limited to GTI.
ARTICLE 9
DEFAULT AND TERMINATION
     9.1 Event of Default. A Developer shall be in default hereunder if, at any point during the Term of this Agreement, it is in breach of any of the representations, warranties or covenants made by such Developer in accordance with ARTICLE 8. If a Developer becomes aware of a default hereunder by the other Developer, it shall notify the other Developer in writing of such default. The non-defaulting Developer shall have the right to terminate this Agreement if the defaulting Developer fails to remedy its default hereunder within forty-five (45) days of receipt of the written notice of default provided by the non-defaulting Developer in accordance with this Section 9.1.
     9.2 Additional Events of Default. In addition to any other termination rights provided in this Article 9, the circumstances set forth below shall give rise to the right for either Developer to terminate this Agreement. The non-defaulting Developer shall have the right to terminate this Agreement if the defaulting Developer fails to remedy its default hereunder within forty-five (45) days of receipt of the written notice of default provided by the non-defaulting Developer in accordance with this Section 9.2.
          9.2.1 The Bankruptcy of the other Developer. For purposes of this Section 9.2.1, “Bankruptcy” shall mean, with respect to any Developer, (a) such Developer’s suspension of payment of, or request from any court of a moratorium on payment of, all or a substantial part of such Developer’s debts, (b) such Developer’s making of a general assignment or any composition with or for the benefit of its creditors, (c) any filing or consent by answer or otherwise by such Developer to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, or (d) any order: (i) entered for the winding up, bankruptcy, liquidation, dissolution, custodianship or administration with respect to such Person or any substantial part of such Developer’s property, or (ii) constituting an order for relief, or (iii) approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law of any jurisdiction, or (iv) approving any petition filed in bankruptcy or insolvency law of any jurisdiction against such Developer;
          9.2.2 The failure by any Developer to pay an amount not in dispute in excess of $500,000.00;
          9.2.3 The occurrence of any change, circumstance or event that would materially hinder a Developer’s ability to consummate the transactions contemplated by this Agreement; and
          9.2.4 Any Developer or any Affiliate of any Developer is in breach of any representation or warranty, or otherwise in material breach under any Project Development Agreement (subject to any cure right set forth in such agreement).
     9.3 Violation of FCPA or OFAC. In the event any Developer is found, through a final determination made by a Governmental Authority having competent jurisdiction, to be in violation of the FCPA or any of the restrictions imposed by OFAC, the other Developer shall have the right to terminate this Agreement immediately by providing a notice thereof setting forth the date of such termination.
     9.4 AEI Termination Right. AEI shall have the right to terminate this Agreement if the defaulting Developer fails to remedy its default hereunder within forty-five (45) days of receipt of the written notice of default provided by the non-defaulting Developer in accordance with this Section 9.4 if: (a) SES is in breach of its representations or covenants under Section 8.3; (b) SES or any of its Affiliates is made party to any lawsuit in which an assertion is made by a third party that the use of the U-GAS Technology infringes any patents, copyrights, trade secret rights or other intellectual property rights held by any such third party and such lawsuit is not dismissed within eighteen (18) months of its filing; or (c) with respect to patents related to U-GAS Technology owned by SES or any of its Affiliates, any claims of such patents are declared invalid by any court of competent jurisdiction, the United States Patent & Trademark Office or any patent office of any country in which SES or any of its Affiliates own such patents.

          9.5 SES Termination Rights.
          9.5.1 SES shall have the right to terminate this Agreement if, within twelve (12) months following the Effective Date, AEI fails to identify and present to the Project Team at least four (4) Prospective Projects in any Emerging Markets during such period.
          9.5.2 If AEI or its Affiliates have not purchased 2,000,000 shares of common stock of SES on or prior to September 15, 2007, SES shall have the right to terminate this Agreement.
ARTICLE 10
APPLICABLE LAW AND DISPUTE RESOLUTION
          10.1 Applicable Law. This Agreement shall be governed by, construed, interpreted, and applied in accordance with the laws of New York, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.
          10.2 Dispute Resolution.
                    10.2.1 Exclusive Procedures and Negotiation in Good Faith. Any dispute, claim, or controversy arising out of or relating to this Agreement, or the performance, breach, validity, application, or termination thereof, (“Dispute”) shall be resolved in accordance with the procedures specified in this Article 10, which shall be the sole and exclusive procedures for the resolution of any such Disputes.
     In the event of any Dispute, the Developers shall first attempt in good faith to resolve such Dispute promptly by negotiation between representatives who have authority to settle the Dispute. Any Developer may give the other Developer written notice of any Dispute not resolved in the normal course of business in accordance with Article 7. Within 10 business days after delivery of that notice, the receiving Developer shall submit to the other a written response. Within 30 business days after delivery of the notice of Dispute, the representatives of the Developers shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. If a Developer refuses to negotiate as provided herein or if the Dispute has not been settled within sixty (60) days of the delivery of the notice, any Developer may immediately initiate arbitration as provided in Section 10.2.3.
                    10.2.2 Agreement to Arbitrate. Any Dispute not resolved by negotiation as provided above shall be finally resolved by binding arbitration under the Rules of Arbitration (“Rules”) of the International Chamber of Commerce (“ICC”) by arbitrators appointed in accordance with the said Rules and this Agreement.
                    10.2.3 Number and Appointment of Arbitrators. The arbitral tribunal shall be composed of three neutral, independent, and impartial arbitrators (the “Tribunal”). In the request for arbitration, the Developer requesting arbitration (the “Claimant”) shall nominate one arbitrator. The other Developer (the “Respondent”) shall nominate one arbitrator within the time specified in the Rules. The two arbitrators nominated by the Claimant and Respondent shall together nominate the third arbitrator, who shall be the chairman of the Tribunal, by mutual agreement within twenty (20) days of the Respondent’s appointment of the second arbitrator. If any nominated arbitrator is not appointed, declines, resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the party or arbitrators entitled to nominate that arbitrator shall promptly nominate a successor. Should a party fail to nominate an arbitrator, or should the two party appointed arbitrators fail to nominate a chairman, the ICC shall make the appointment.
          10.2.4 Venue; Procedural Issues. The seat of the arbitration shall be Houston, Texas. The arbitration shall be conducted and the award rendered solely in the English language. The Developers agree that in matters of disclosure and evidence in the arbitration, the Tribunal shall be guided by the Rules On the Taking of Evidence in International Commercial Arbitration of the International Bar Association. Subject to any relevant legal privilege against disclosure, the Tribunal shall have the power to make all appropriate orders necessary for disclosure, which orders the Developers consent in advance to obey.
          10.2.5 Powers of the Arbitrators; Limitations On Remedies. The validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant to this agreement to arbitrate, shall be decided by the Tribunal. The Tribunal shall have the power to award all remedies available under the applicable law except that the Tribunal shall have no power to award any consequential, punitive, or special damages and shall have no power to rely on the applicable law to avoid this limitation, regardless of whether such excluded remedies would be available under the applicable law. The Tribunal shall not decide the Dispute by reliance on any other doctrine or principle that would permit the Tribunal to avoid the application of this Agreement and/or the applicable law. The Tribunal shall also have the power to enter such interim orders as it deems necessary, including, without limitation, orders to preserve the subject matter of the Dispute or to preserve or adjust the status of the parties pending resolution of the Dispute in arbitration.
          10.2.6 Arbitration Awards. The Tribunal shall expedite all procedures and take all reasonable efforts to expedite an award. The award shall be in writing and shall give reasons for the decisions reached by the Tribunal. A copy of the award shall be contemporaneously delivered to each of the Developers. The Developer against which an award assesses a monetary obligation or enters an injunctive or mandatory order shall pay that obligation or comply with that order on or before the thirtieth (30th) day following the receipt of the final, signed award or by such other date as the award may provide. The award shall be final and binding on the Developers and may be confirmed in, and judgment upon the award entered by, any court having jurisdiction over the Developers. The Tribunal’s award shall be entitled to all of the protections and benefits of a final judgment as to any Dispute, shall be final and binding on the Developers and non-appealable to the maximum extent permitted by law, and each Developer shall be estopped from raising any claims that such Developer could have presented to the Tribunal during the arbitration. Each Developer affirmatively waives, to the maximum extent permitted by applicable law, any right to contest the recognition or enforcement of the award in any jurisdiction where recognition or enforcement may be sought on the award.
          10.2.7 Confidentiality. Except to the extent necessary for proceedings relating to enforcement of the arbitration agreement, the award or other, related rights of the parties, the fact of the arbitration, the arbitration proceeding itself, all evidence, memorials or other documents exchanged or used in the arbitration and the arbitrators’ award shall be maintained in confidence by the Developers to the fullest extent permitted by applicable law. However, a violation of this covenant shall not affect the enforceability of this agreement to arbitrate or of the Tribunal’s award.
          10.2.8 Costs of Arbitration. The Tribunal shall designate a prevailing Developer in its final award. Pursuant to this determination, the Tribunal shall award to the prevailing Developer its attorneys’ fees, costs and expenses of the arbitration (including the arbitrators’ fees and expenses) as they deem appropriate.
          10.2.9 Interest. The award shall include interest, which shall run from the date of any breach or violation of this Agreement, which shall be determined by the Tribunal in its award. Interest shall continue to run from the date of award until the award is paid in full. Interest shall be calculated and compounded monthly at the US LIBOR rate as published by the Financial Times on the first business day of the month plus two and one-half percent (2.5%).
          10.2.10 Pre-arbitral Referee. Either Developer shall have the right to have recourse to the Pre-Arbitral Referee Procedure of the ICC in accordance with its Rules for a Pre-Arbitral Referee Procedure; provided, however, that (i) the answer to the request for a Pre-Arbitral Referee must be submitted no later than the seventh (7th) day following receipt of such request for a Pre-Arbitral Referee, (ii) the Referee shall be appointed by the ICC, if possible within seven (7) business days of the request for Pre-Arbitral Referee, and (iii) the Referee shall issue his order within ten (10) days of the later of receipt of the answer or his appointment unless exceptional circumstances require additional time, in which case the Order must be issued within twenty (20) days of the above dates. The Pre-Arbitral Referee Procedure is without prejudice to the agreement to arbitrate contained in this Section 10.2.10.
     10.3 No Immunity. To the extent that any Developer may in any jurisdiction claim for itself, or its assets or revenue, immunity from suit, execution, attachment, or other legal process with respect to this Agreement, or the performance, nonperformance or breach thereof, and to the extent that in any such jurisdiction there may be attributed to a Developer, or its assets or revenues, such immunity (whether or not claimed), each Developer agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.
ARTICLE 11
INDEMNIFICATION AND LIABILITY
     11.1 Indemnification and Limitation on Liability.
          11.1.1 Except as provided herein, no Developer or its respective shareholders, directors, officers, employees, and agents shall have any liability to the other Developer for any loss suffered by the other Developer arising out of any action or omission by any of them, so long as such action or omission (a) was in good faith; (b) was consistent with the provisions of this Agreement; and (c) did not constitute the gross negligence or willful misconduct of the Developer involved.

          11.1.2 Each of AEI and SES agree severally (not jointly) to defend, indemnify, and hold harmless the other Developer, its respective Affiliates and its respective shareholders, directors, officers, employees and agents (collectively, “Indemnitees”) from and against any losses, damages, judgments, liabilities, expenses, and amounts paid in settlement of any claims with respect to death, personal injury, or damage to property of a third party due to the gross negligence, fraud or willful misconduct of such indemnifying Developer, its Affiliates and their respective shareholders, directors, officers, employees and agents.
          11.1.3 Each of AEI and SES agree severally (not jointly) to defend, indemnify and hold harmless the other Developer and its respective Indemnitees from all losses, damages, judgments, liabilities, expenses, and amounts paid in settlement, that relate to, result from, or are in connection with, any misrepresentation or breach of any warranty or representation given by such Developer in this Agreement, or breach of any covenant or agreement made by such Developer in this Agreement.
          11.1.4 In no event, whether as a result of breach of this Agreement or any resulting contract therefrom, warranty, indemnity, tort (including negligence), strict liability or otherwise, shall any Developer be liable to any other Developer for any consequential damages, special or incidental damages, lost profits, punitive damages, exemplary damages, enhanced damages, multiple damages, indirect damages, or other penalty or speculative damages arising out of this Agreement.
          11.1.5 SES shall defend, indemnify and hold harmless AEI, each Holding Company, each Project Company and each of their respective Indemnitees from and against any and all claims of infringement or misappropriation of patent, copyright, trademark, trade secret rights, confidential information, proprietary rights or other intellectual property rights based upon the use or sale in accordance with this Agreement of the U-GAS Technology by AEI or any Project Company.
          11.1.6 A Developer shall notify the other Developers in writing promptly after it becomes aware of any facts that may lead to the making of a claim for indemnification under this Agreement. Any amounts owing by a Developer under this ARTICLE 11 shall be due and payable within ten (10) days of the final resolution of the underlying claim pursuant to this Agreement.
          11.1.7 The provisions of this Section 11.1 shall survive the termination of this Agreement or the withdrawal of any Developer from the Project.
11.2 No Fiduciary Duty. In their relations with each other under this Agreement, the Developers shall not be considered fiduciaries, and each Developer agrees not to assert any claim that the Developers are fiduciaries. Without in any way limiting the foregoing, each Developer may grant or withhold its consent, approval or vote, in its sole discretion, without regard to the interests of or any obligation to the other Developer or its subsidiaries, it being understood that neither Developer has any fiduciary or other express or implied duty to represent or act in the best interests of the other Developer. The provisions of this Section 11.2 shall survive the termination of this Agreement or the withdrawal of any Developer from the Project.

     11.3 Non-Recourse. The obligations of the Developers under this Agreement are obligations of the Developers only, and no recourse shall be available against any officer, director, or equity holder.
ARTICLE 12
MISCELLANEOUS
     12.1 Relationship of the Developers. The Developers understand and agree that none of the Developers is an agent, employee, contractor, vendor, or representative of the other Developer, and that they shall not hold themselves out as such to third parties. Nothing in this Agreement is intended to create any partnership or other association among the Developers. The rights, duties, obligations, and liabilities of the Developers under this Agreement shall be several and not joint or collective and shall be borne by each as set forth herein.
     12.2 Integration. Subject to any Project Development Agreement to the contrary, the terms and provisions contained in this Agreement constitute the entire agreement among the Developers with respect to the subject matter hereof. This Agreement supersedes and terminates all previous undertakings, representations and agreements, both oral and written, between or among any of the Developers with respect to the Project. In the event of a conflict between the terms hereof and the terms of a Project Development Agreement, the terms of the Project Development Agreement shall prevail.
     12.3 No Oral Modifications. This Agreement may not be amended or modified except by written agreement signed by each of the Developers.
     12.4 Effective Date; Term. This Agreement shall be effective on the Effective Date and shall have a term of sixty (60) months unless terminated early by either Developer pursuant to the provisions hereof or by mutual agreement of the Developers (the “Term”); provided, however, that if the Effective Date has not occurred on or before July 13, 2007, this Agreement shall automatically be terminated without liability to any party and shall be of no further force or effect. Notwithstanding the foregoing, (a) the obligations of the parties hereunder related to indemnity and confidentiality shall survive for a period of three (3) years following the expiration or early termination hereof, and (b) this Agreement, including all obligations of the parties related thereto, shall survive with respect to any Project that has been presented to the Project Team prior to the expiration or early termination of this Agreement. Without prejudice to the foregoing, SES shall have no further obligation to provide Project Support services to any Project after the expiration of twenty four (24) months following the termination of this Agreement.
     12.5 Headings. Titles and headings of all Articles and Sections of this Agreement are for convenience of reference and do not form a part of this Agreement and shall not in any way affect the interpretation of the Agreement.
     12.6 Waiver. The waiver of any breach of any of the terms or conditions hereof shall not be deemed a waiver of any other or subsequent breach, whether of a like or different nature. No failure to exercise and no delay in exercising, on the part of a Developer, any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof.
     12.7 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.
     12.8 Public Announcements. No Developer may make or issue any press release, public announcement, or statement regarding this Agreement or the Project without the consent of the other Developer, which consent shall not be unreasonably withheld. However, no such consent shall be required if a Developer is required to issue or make any press release, public announcement, or statement by applicable law or judicial proceeding, or by governmental order, decree, regulation or rule, or by the listing requirements of the stock exchange on which a Developer or any of its Affiliates is listed; provided, however, that a Developer making such a required disclosure shall make good faith efforts to advise the other Developers of the same as soon as reasonably practicable. The Developers shall cooperate to establish a public affairs program to pre-approve announcements, answer questions, and draft statements that may be used by the Developers in connection with the Project. Notwithstanding any provision herein to the contrary, no party shall have the right to make reference to, or otherwise use the name of the other party without the prior written consent of such party.
     12.9 Counterparts. Each Developer is represented by its own outside counsel and shall bear its own costs in relation to the negotiation, preparation, and execution of this Agreement.
[The remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the Developers have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ASHMORE ENERGY INTERNATIONAL

By:	/s/ James Hughes

Name: James Hughes Title: Chief Operating Officer

SYNTHESIS ENERGY SYSTEMS, INC.

By:	/s/ Timothy E. Vail

Name: Timothy E. Vail Title: President and Chief Executive Officer

S-1

Exhibit “A”
Project Description
Project Description
Describe the summary features of the transaction including:
o	Project background/history

o	Counterparty (s) involved in the proposed project

o	Summary of terms and major issues

o	Study of target market
Initial Project Economics
Provide a summary valuation and return analysis that includes:
o	Discounted cash flow analysis

o	Major value drivers and assumptions

o	Descriptions and results of sensitivities
Provide initial financial projections
o	Income statement

o	Balance sheet

o	Cash flow statement

o	Any other relevant information (fees, royalties, etc)
Key Risks and Mitigants
Provide an overview of material transaction risks and potential mitigants, including those related to :
o	Permitting and approvals

o	Market pricing and demand

o	Construction and operations

o	Tax, accounting, and financing
Project Milestones
Proposed Lead Developer for the Project
Outline key milestones and events up to closing:
o	Timing of expected contract discussions, licenses or site acquisitions, and other key project stages

o	Future decision points, approvals, and all other material events
Budget and Resources
Provide detailed project development budget and required resources that includes:
o	Estimated cost of all internal and external resources

o	Estimated timing of cash expenditures

A-1

Exhibit “B”
FORM OF
PROJECT DEVELOPMENT AGREEMENT
by and among
[ASHMORE ENERGY INTERNATIONAL]
And
[SYNTHESIS ENERGY SYSTEMS, INC.]
Dated as of
___, 20___

PROJECT DEVELOPMENT AGREEMENT
(__________ Project)
     This Project Development Agreement, dated as of ___, 20___, is made by and among [ASHMORE ENERGY INTERNATIONAL], a company formed under the laws of the [Cayman Islands] (“AEI”), and [SYNTHESIS ENERGY SYSTEMS, INC.], a company formed under the laws of [Delaware] (“SES”). AEI and SES are sometimes hereinafter referred to individually as a “Developer” and collectively as the “Developers.”
BACKGROUND
     Pursuant to the Joint Development Agreement, the Developers wish to undertake jointly the development of the project described in Exhibit A (the “Project”). This Agreement sets forth the terms and conditions under which the Developers agree to develop the Project, and other matters related thereto.
     NOW, THEREFORE, in consideration of the matters described above, the representations, warranties and covenants in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Developers agree as follows:
ARTICLE I
DEFINITIONS
     The following terms, when used herein, shall have the meanings set forth below. The meanings specified are applicable both to the singular and the plural and to the masculine and feminine forms. In addition, throughout this Agreement, the word “includes” or “including” shall mean “including without limitation”.
     1.01 “AEI” has the meaning ascribed to such term in the preamble.
     1.02 “Affiliate” means, with respect to any Person, any other Person directly or indirectly (through one or more intermediaries) controlling, controlled by or under common control with such Person, and for such purposes the term “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the total outstanding voting powers or equity securities of, or other ownership interests in, a Person.
     1.03 “Agreement” means this Project Development Agreement, together with the exhibits and other attachments hereto, which are incorporated by reference herein and made a part hereof, as amended or modified from time to time.
     1.04 “Authorizations” means any consent, license, approval, permit, or other authorization of whatsoever nature that is required to be granted by any Governmental Authority:
     (a) for the formation of the Project Company and the making by it of the payments contemplated by the Project Contracts, the Financing Agreements, or the Equity Subscription Agreements;

     (b) for the making of the payments contemplated to be made under this Agreement;
     (c) for the construction, operation, and maintenance of the Project; and
     (d) for all such other matters that may be necessary in connection with the Project or the performance of the Project Company’s or the Developers’ and their Affiliates’ obligations under this Agreement, the Project Contracts, the Financing Agreements, or the Equity Subscription Agreements.
     1.05 “Bankruptcy” has the meaning ascribed to such term in Section 11.02(a).
     1.06 “Claimant” has the meaning ascribed to such term in Section 8.03.
     1.07 “Co-Developer” means each Developer that is not the Lead Developer.
     1.08 “Confidential Information” has the meaning ascribed to such term in Section 7.04.
     1.09 “Cost-Sharing Percentages” has the meaning ascribed to such term in Section 4.02(a).
     1.10 “Developer” and “Developers” have the meanings ascribed to such terms in the preamble to this Agreement.
     1.11 “Development Budget” means the budget attached to this Agreement as Exhibit D, as it may be revised as provided in Section 2.04.
     1.12 “Development Costs” means External Development Costs and Internal Development Costs.
     1.13 “Dispute” has the meaning ascribed to such term in Section 8.01.
     1.14 “Dollars” or “$” means the lawful currency of the United States of America.
     1.15 “EPC Contract” means the agreement or agreements under which one or more contractors will design, procure, construct, complete, test, commission, and remedy defects in the Project.
     1.16 “Equipment” shall mean all materials, supplies, equipment, spare parts and facilities, of whatever nature, intended to become a permanent part of the Project, including without limitation any of the foregoing that utilize all or any part of the U-Gas Technology.
     1.17 “Equipment Supply Agreement” means any agreement to provide, supply or sell Equipment to the Project.
     1.18 “Equity Owner” means a Person owning shares, partnership interests, or other equity interests in the Project Company.

     1.19 “Equity Subscription Agreement” means any agreement that may be entered into in connection with the Financing Agreements or otherwise, under which a Developer is to subscribe for additional shares to contribute additional capital to the Project Company, or to lend or otherwise advance funds to the Project Company.
     1.20 “External Development Costs” means all actual, reasonable, direct and necessary costs and expenses incurred by a Developer with third party contractors and service providers during the Term for the evaluation, research, study, development or implementation of the Project, including without limitation transportation, lodging, courier, telecommunication and reproduction costs, consultant/advisor fees, Internal Engineering Support, External Engineering Support, Training and Technical Support.
     1.21 “External Engineering Support” shall mean engineering support services provided by SES to the Project using third-party personnel that has been contracted and compensated by SES, which services shall include, without limitation, design, engineering and process requirements; design and process methodology (including underlying engineering methods), design and process philosophy, component features; engineering experience, engineering analysis, processing, operations and construction know-how, including the processing, operations and construction techniques and processes needed for coal regasification.
     1.22 “FCPA” means the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended.
     1.23 “Final Investment Decision” means, with respect to the Project, the decision by the board of directors of the Project Company to proceed with the Project as demonstrated by the approval to (a) fund the equity required to develop the Project, (b) issue full notice to proceed under the EPC Contracts, (c) execute any Project Contracts not yet executed, and perform under all Project Contracts, or (d) execute, deliver and perform any Financing Agreements and material related documents required for the development of the Project.
     1.24 “Financing Agreement” means each or any of:
     (a) the Project Company’s agreements with other Persons for the provision to the Project Company of loans, credit facilities or other funds (other than by way of equity participation) for the design, construction, and procurement of Equipment for the Project and any term financing to replace any such prior financings; and
     (b) the security documents, direct agreements, and other ancillary undertakings in favor of Lenders or their designees required pursuant to the agreements referred to in clause (a) above.
     1.25 “Force Majeure” has the meaning given that term in Section 10.02.
     1.26 “Fuel Management Agreement” means the agreement or agreements under which the Project Company will appoint an agent to negotiate the fuel supply arrangements for the Project and to manage the procurement, transportation, nomination, and transmission to the Project’s site of supplies of coal required for the commissioning and the operation of the Project.

     1.27 “Fuel Supply Agreement” means the agreement or agreements under which other Persons agree to sell and the Project Company agrees to buy, or other Persons agree to transport for the Project Company, any fuels to be used by the Project.
     1.28 “GTI” means the Gas Technology Institute, a research, development and training organization serving the natural gas industry and energy markets.
     1.29 “ICC” means the International Chamber of Commerce.
     1.30 “Governmental Authority” means any government, political subdivision, court or any agency, instrumentality, or authority thereof.
     1.31 “Government Official” means any employee or officer of a Governmental Authority, any official of a political party, any official or employee of a public international organization, any person acting in an official capacity for, or on behalf of, such entities, and any candidate for foreign political office.
     1.32 “Indemnitees” has the meaning ascribed to such term in Section 9.04(b).
     1.33 “Internal Development Costs” means the wages and salaries of a Developer’s employees and internal personnel who are directly engaged in the evaluation, research, study, development or implementation of the Project, at rates to be agreed by the Developers.
     1.34 “Internal Engineering Support” means engineering support services provided by SES to the Project using SES employees and internal personnel that has been contracted and compensated by SES, engineering support services that shall include, without limitation, design, engineering and process requirements; design and process methodology (including underlying engineering methods), design and process philosophy, component features; engineering experience, engineering analysis, processing, operations and construction know-how, including the processing, operations and construction techniques and processes needed for coal regasification.
     1.35 “Joint Development Agreement” means the Joint Development Agreement entered into between AEI and SES on July ___, 2007, whereby they agree to undertake jointly the development of coal conversion projects utilizing the U-Gas Technology.
     1.36 “Lead Developer” has the meaning ascribed to such term in Section 2.03.
     1.37 “Lenders” means the Persons providing loans or credit under the Financing Agreements or a trustee or agent acting for them.
     1.38 “OFAC” has the meaning ascribed to such term in Section 9.01(f).
     1.39 [“Offtaker” means the Person that is the purchaser under the Offtake Agreement, and any successor to it.]
     1.40 [“Offtake Agreement” means the agreement for the sale by the Project Company and the purchase by the Offtaker of the output of the Project.]

     1.41 “Operating and Maintenance Agreement” means the agreement under which an operating company will provide operating and maintenance services to the Project Company in connection with the Project.
     1.42 “Person” includes any natural person, corporation, company, partnership (general or limited), limited liability company, business trust, Governmental Authority, or other entity or association.
     1.43 “Project” has the meaning given that term under the heading “Background” above.
     1.44 “Project Company” has the meaning given that term in Section 4.01.
     1.45 “Project Contract” means any of the following agreements to which the Project Company will be a party:
     (a) [the Offtake Agreement;]
     (b) the EPC Contract;
     (c) the Fuel Management Agreement;
     (d) [the Fuel Supply Agreement;]
     (e) the Operating and Maintenance Agreement
     (f) [the Site Acquisition Agreement;]
     (g) the Equity Subscription Agreement;
     (h) the Equipment Supply Agreement;
     (i) any other agreement with any other Person for the construction, operation, or maintenance of the Project, gas sales from the Project, technology licenses, technical support arrangements, or fuel supply or transportation to the Project, or for the supply of other goods or services essential to the Project, in each case calling for payments in the aggregate in excess of $___(or the equivalent in the applicable currency) or having a maximum term of greater than six (6) months.
     1.46 “Project Country” means ___.
     1.47 “Project Site” means the parcel of land upon which the Project shall be located in ___.
     1.48 “Referee” has the meaning ascribed to such term in Section 8.10.
     1.49 “Respondents” has the meaning ascribed to such term in Section 8.03.
     1.50 “Rules” has the meaning ascribed to such term in Section 8.02.

     1.51 “SES” has the meaning ascribed to such term in the preamble.
     1.52 [“Site Acquisition Agreement” shall mean the agreement(s) pursuant to which title to the Project Site shall be acquired or a leasehold interest or other right of beneficial use of the Project Site shall be obtained.]
     1.53 “Shareholders Agreement” means the agreement by which the Equity Owners set forth their rights and obligations with respect to their equity interests in the Project Company.
     1.54 “Specified Rate” means, for any period for which interest is to be calculated, the per annum rate equal to the lesser of (a) a rate of interest per annum for each day during that period equal to two point five percent (2.5%) per annum over the three-month London Interbank Offered Rate for dollars quoted in The Wall Street Journal for that day (or if not published that day, the next preceding day on which it is published), or if a range is quoted, the midpoint of that range or (b) the maximum rate permitted by applicable law.
     1.55 “Technical Support” shall mean technical support for the operation and maintenance of Equipment, components, facilities, systems, subsystems, auxiliaries and accessories utilizing all or any part of the U-Gas Technology.
     1.56 “Term” has the meaning ascribed to such term in Section 12.03.
     1.57 “Termination Date” has the meaning ascribed to such term in Section 6.01.
     1.58 “Training” shall mean orientation, education and instruction in the use, implementation and operation of the Equipment and the U-Gas Technology intended to become a permanent part of the Project, including without limitation the following:
     (a) instruction and education, in amounts and at times to be agreed by the Developers, regarding the start-up, operation, shutdown and maintenance of Equipment, components, facilities, systems, subsystems, auxiliaries and accessories utilizing all or any part of the U-Gas Technology;
     (b) manuals, diagrams, drawings, checklists, and other written information regarding the start-up, operation, shutdown and maintenance of Equipment, components, facilities, systems, subsystems, auxiliaries and accessories utilizing all or any part of the U-Gas Technology;
     (c) written identification of necessary and desirable short and long term spare part inventories, maintenance supplies, special tools and Equipment for the Project;
     (d) emergency procedures for the Project, including with regards to Equipment, components, facilities, systems, subsystems, auxiliaries and accessories utilizing all or any part of the U-Gas Technology; and
     (e) safety procedures and precautions for the Project, including with regards to Equipment, components, facilities, systems, subsystems, auxiliaries and accessories utilizing all or any part of the U-Gas Technology.

     1.59 “Tribunal” has the meaning ascribed to such term in Section 8.03.
     1.60 “U-Gas Technology” means a process involving conversion of coal to fuel gas by reaction of coal with air at over 75 psia with the addition of steam, carbon dioxide or other diluent gases in a fluidized bed reactor system with a sloping grid and central nozzle in which high carbon conversion is obtained by utilizing techniques with or without ash agglomeration with control of ash sintering and the withdrawal of high ash material or agglomerates, wherein crushed coal is fed directly into the fluidized bed with recycle of coal dust or char fines entrained in effluent gas back into the fluidized bed.
     1.61 “United States” or “U.S.” means the United States of America.
Unless otherwise provided, when used in this Agreement: all references to “Articles” and “Sections” are to Articles and Sections of this Agreement; all references to “Exhibits” are to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes; and the words “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. References to any gender include all others if applicable in the context. Terms defined in the singular shall have the corresponding meaning when used in the plural and vice versa. All uses of “include” or “including” mean “without limitation”. References to a law, rule, regulation, contract, agreement, or other document mean that law, rule, regulation, contract, agreement, or document as amended, modified, or supplemented, if applicable. Any definition of one part of speech of a word, such as definition of the noun form of that word, shall have a comparable meaning when used as a different part of speech, such as the verb form of that word.
ARTICLE II
DEVELOPMENT ACTIVITIES
     2.01 Development Generally. On and subject to the terms set forth in this Agreement, the Developers will work together toward the development of the Project. Each Developer (or one or more of its Affiliates, if appropriate) shall perform the services, cooperate with each other Developer and its Affiliates, and supply the elements of the Project set forth for that Developer on Exhibit B.
     2.02 Preliminary Timetable; Development Budget; Cash Call. (a) The Developers shall undertake the tasks assigned to them on Exhibit C during the periods listed on Exhibit C (which shall include a timeline for Equipment supply and delivery), subject to adjustment due to the nature of the development process. The Developers acknowledge that the nature of development of any undertaking such as the Project is subject to numerous uncertainties; in the case of the Project those uncertainties include [the lack of an established market, the political and economic environment in the Project Country, and the state of international capital markets.] Accordingly, steps in the preliminary timetable may be added, modified, deleted, or rearranged.
     (b) The Developers adopt the Development Budget attached as Exhibit D hereto and agree to make equity contributions to the Project Company in accordance therewith and with the Equity Subscription Agreement.

     2.03 Lead Developer. (a) The Developers hereby agree that ___ shall be the Lead Developer for the Project (the “Lead Developer”). The Lead Developer shall oversee the overall development of the Project. Except for (i) the work to be performed by each Co-Developer, as described in Exhibit B, and (ii) decisions requiring the unanimous consent of all the Developers as set forth in Section 2.04(a), the Lead Developer shall make all decisions regarding, and shall perform (or shall contract with others to perform) all activities relating to the development of the Project. The Lead Developer shall keep each Co-Developer informed of development plans and the status of development and shall consider in good faith suggestions by each Co-Developer regarding the Project’s development.
     (b) The Lead Developer will lead the negotiation of the Project Contracts and the Financing Agreements, other than Project Contracts to which the Lead Developer or its Affiliates are parties, and will obtain all Authorizations required to develop the Project, as well as take any and all other actions necessary and convenient for the development, construction, financing, operation and maintenance of the Project in accordance with the terms of this Agreement and the Joint Development Agreement.
     (c) Each Developer will be informed and consulted by each other Developer regarding decisions, development plans and the status of development of the Project. Such Developer will, where practicable, be invited to all negotiations and meetings regarding the Project Contracts and to meetings regarding other matters relating to the Project. Each Developer shall have the right to bring those advisors, consultants or representatives as it deems necessary to any such meeting.
     (d) Neither a Developer nor an Affiliate of a Developer may take any action purporting to bind the Project Company, any other Developer, or its Affiliates, except as provided in this Agreement, the Joint Development Agreement and the Project Contracts. All actions undertaken by the Developers and their Affiliates, or any of them, are at their sole risk and expense except to the extent, if any, that the Project Company assumes those obligations by executing Project Contracts, Financing Agreements, or other documents in accordance with this Agreement or that related Development Costs are reimbursable under Article III. This Agreement is not intended to create, and shall not be construed as creating, a partnership or joint venture. None of the Developers is an agent, employee, contractor, vendor, representative, or partner of any other Developer or its Affiliates, and a Developer may not hold itself out as such; provided, however, that Developers and their Affiliates may be parties to Project Contracts and holders of interests in the Project Company.
     2.04 Unanimous Consent. (a) The following actions require consent from all the Developers:
     (i) modifying or supplementing the overall design of the Project or the Development Budget;
     (ii) approving, amending, or terminating:

     (A) the overall plan for financing the costs of constructing the Project;
     (B) any of the Project Contracts; or
     (C) any of the Financing Agreements; or
     (iii) abandoning development of the Project.
     (b) The Developers shall be considered to have consented to the actions described in Section 2.04(a) if:
     (i) All the Developers vote to approve the action at a meeting of representatives from each Developer called by notice from any Developer to the others, which notice must specify the date and time of the meeting (which may be no earlier than the tenth Business Day following the notice) and its location or that the meeting will be conducted by telephone conference; provided, however, that a Developer whose representatives attend or participate by telephone in a meeting shall be deemed to have received timely notice of the meeting; or
     (ii) All the Developers sign a written instrument setting forth the action to which they are consenting.
     (c) Subject to the other provisions of this Agreement, representatives of the Developers shall in good faith attempt to resolve any Disputes that may arise between the Developers under this Agreement or in connection with the development of the Project. Without prejudice to the foregoing, any Developer may submit a matter to negotiation by senior representatives of the Developers, in accordance with Section 8.1(b).
     2.05 Reasonable Efforts and Cooperation. The Developers shall use all commercially reasonable efforts in performing their obligations under this Article II and shall cooperate with one another fully and in good faith to facilitate the development of the Project in accordance with this Agreement and the Joint Development Agreement. Each Developer shall abide by the provisions of the Equity Subscription Agreement or any other agreement relating to voting and transfer of equity interests in the Project Company, the Project Company’s organizational documents, the Shareholders Agreement, or similar document, provided, however, that the provisions hereof shall not be construed as a guarantee of any obligation to pay money or any obligation to perform services.
ARTICLE III
DEVELOPMENT COSTS
     3.01 Development Costs. (a) Each Developer and its Affiliates shall bear, without recourse to each other Developer or the Project Company, all Development Costs that the Developer and its Affiliates spend or incur unless and until they are to be reimbursed as provided in Section 3.01(b) and Section 3.01(c).

     (b) Within ten (10) days of the conclusion of each calendar quarter during the Term, both prior to and following the formation of the Project Company, each Developer shall submit and shall cause its Affiliates to submit to the Lead Developer a statement of all External Development Costs incurred by that Developer during that calendar quarter. As soon as possible following its receipt of such statement, the Lead Developer shall prepare and circulate to each Developer a schedule that calculates (i) the total External Development Costs incurred by each Developer during the preceding quarter, and (ii) the reimbursements (if any) required to be provided by one Developer to any other Developer in order to ensure that each Developer bears External Development Costs in proportion to its respective Cost Sharing Percentage. Each Developer required to reimburse any other Developer pursuant to such schedule shall do so within thirty (30) days from its receipt of such schedule.
     (c) In connection with the Final Investment Decision for the Project, each Developer shall submit and shall cause its Affiliates to submit to the Project Company a statement of all Internal Development Costs and External Development Costs that such Developer and its Affiliates have incurred for the Project through the Final Investment Decision, to the extent such External Development Costs have not been previously reimbursed in accordance with Section 3.01(b). Each Developer shall cause the Equity Owners of the Project Company to cause the Project Company to reimburse all outstanding Development Costs to the Developer that incurred them, together with interest thereon calculated from the date incurred until the date of reimbursement at the Specified Rate, to the extent permitted by the Financing Agreements.
     3.02 Guarantees. If a Developer or an Affiliate of a Developer guarantees debt of the Project Company prior to the Final Investment Decision to enable the Project Company to pay obligations that, if incurred by a Developer, would be External Development Costs eligible for reimbursement under this Article III, and if that Developer or Affiliate makes a payment under that guarantee, each other Developer shall reimburse to the Developer or Affiliate making the payment, on demand, its Cost-Sharing Percentage of the payment, plus interest at the Specified Rate from the date the payment on the guarantee was made until the reimbursement is made.
     3.03 Bid Bonds and Other Liability. The obligations of the Developers under any bid bonds, development bonds or guarantees required to be submitted in connection with the Project shall be borne by the Developers pro rata to their Cost-Sharing Percentages. The Developers agree that if any payment is made under any bid bond, development bond or guarantee, or if any Developer or any Affiliate of a Developer makes any payment under or in connection with any such bid bond, development bond or guarantee, in each case with respect to the obligations of the Developers and their Affiliates regarding the Project, then such payment shall be considered an External Development Cost, and each other Developer shall reimburse to the Developer or Affiliate making the payment, on demand, its Cost-Sharing Percentage of the payment, plus interest at the Specified Rate from the date the payment was made until the reimbursement is made.

ARTICLE IV
PROJECT ENTITY
     4.01 Generally. The Developers intend that the Project will be constructed, financed, owned, and operated through one or more special-purpose companies, partnerships, or other entities or associations (each, a “Project Company”).
     4.02 Features. The Project Company will have the following features, along with such other features as the Developers may agree:
     (a) Subject to any third party rights, the initial Equity Owners will be Affiliates of the Developers, and will be obligated to make contributions to the Project Company (including without limitation pursuant to the Equity Subscription Agreement and the Development Budget) and be entitled to receive distributions in the following percentages:

Lead Developer	%
%
%
          Each Developer shall also bear Development Costs in proportion to the percentages listed above (the “Cost-Sharing Percentages”).
     (b) The Project Company will be formed under the laws of the jurisdiction determined by the Lead Developer, taking into account the tax impacts or benefits to each Developer and Equity Owner of such choice.
     (c) The Project Company’s sole purpose shall be conducting activities relating to the Project.
     (d) An Equity Owner may transfer its interest in the Project Company only (i) to an Affiliate of the Equity Owner; or (ii) with the prior consent of a majority-in-interest of the other Equity Owners, to a party that is not its Affiliate. If required under the Financing Agreements, and if any Developer is not otherwise precluded from doing so due to some other contractual or legal obligation, each Equity Owner will pledge its interests in the Project Company to the Lenders or their representatives.
     4.03 Board of Directors. [TO BE AGREED FOR EACH PROJECT] (a) [If the Equity Owners are owned in their entirety by AEI and SES or their Affiliates (i.e., no third party owns any interest in the Project Company), then AEI and SES shall have representation on the board of directors of the Project Company in proportion to the ownership interest held by each of AEI and SES.]
     (b) If any third party Equity Owner owns any interest in the Project Company, then AEI and SES shall form a holding company which will own the combined interest of

AEI and SES in the Project Company. AEI and SES shall have representation on the board of directors of such Holding Company in proportion to the ownership interest held by each of AEI and SES in such Holding Company.]
     4.04 Supermajority Vote Requirements. The following items will require supermajority vote of at least seventy percent (70%) of the board of directors for the Project Company:
     (a) material dispositions or acquisitions;
     (b) entering into or amending, modifying, waiving any right or initiating any dispute resolution provision under any Project Contract;
     (c) the approval of all construction budgets for the Project or material change orders;
     (d) the issuances of new equity or other material changes to capital structure;
     (e) the amendment of the organizational documents or Shareholders Agreement of the Project Company;
     (f) the incurrence by the Project Company of debt in excess of fifty percent (50%) of the Project Company’s assets; and
     (g) any transaction between (i) the Project Company and (ii) any Developer or an Affiliate of any Developer.
     4.05 Simple Majority Vote Requirements. All items to be voted upon by the board of directors of the Project Company that are not listed in Section 4.04 shall require a simple majority vote.
     4.06 Tie-Breaking Vote (Operating Budgets). With respect to any matter involving the operating budget of the Project, to be determined by a simple majority vote, AEI’s vote shall be used to break any tie in the voting of the board of directors.
     4.07 Appointment of Management.
     (a) AEI shall appoint the management of the Project Company, including, a General Manager (Chief Executive Officer) and either a Controller or a Chief Financial Officer.
     (b) SES shall have the right to appoint the Deputy General Manager (Chief Operating Officer) and the Operations Manager – Gasification Island for the Project Company.
     4.08 Policies and Procedures. The Project Company shall adopt corporate policies and procedures proposed by AEI, which policies and procedures shall include, without limitation: (a) policies related to the FCPA; (b) Code of Conduct; and (c) Finance, Treasury and

Accounting, which shall comply with the minimum requirements of SES imposed upon it as a public company. AEI shall consider suggestions from SES regarding the same, to the extent that they do not conflict in a negative way with AEI’s required policies and procedures.
ARTICLE V
PROJECT CONTRACTS AND FINANCING AGREEMENTS
     5.01 Project Contracts. (a) The Project Company will enter into the Project Contracts, which may be with Affiliates of Developers. The Developers shall endeavor to have the Project Contracts include provisions for payment in Dollars [outside the Project Country] and to obtain appropriate Authorizations to allow payment in this manner, if required.
     (b) The Project Company may enter into a Project Contract with a Developer’s Affiliate only if the terms are arm’s-length and competitive with those that have been or would be offered to or by third parties. Once a Project Contract has been approved as provided in Section 2.04, however, it shall be deemed to have met the requirements of this Section 5.01(b).
     5.02 Financing Agreements. (a) The Developers intend to arrange for financing of the costs of developing, constructing, and equipping the Project on a limited-recourse, project-financed basis through one or more international financing sources. The Project Company may refinance prior financings one or more times.
     (b) If required in connection with any such financing, the Project Company shall assign its rights under Project Contracts to the Lenders, but the Lenders shall be liable for the Project Company’s obligations only to the extent they acquire the Project Company’s interest in connection with or in lieu of foreclosure.
     (c) Each Developer whose Affiliate is a party to a Project Contract shall cause that Affiliate to execute and deliver customary consents, acknowledgments, pledges of interests in the entities, and opinions in connection with any such financing and provide all financial and credit information about that Affiliate that is customary for financings of this nature.
     5.03 Approval. Each agreement to be entered into as provided in this Article V must be approved in accordance with Section 2.04, whereupon the Developers shall cause the Project Company to approve it in accordance with Sections 4.04 and 4.05, as applicable. Nonetheless, each Co-Developer agrees to approve, and to cause any of its Affiliates that is an Equity Owner to approve or vote to approve, any agreement to be entered into as provided in this Article V recommended by the Lead Developer (other than a Project Contract to which an Affiliate of the Lead Developer is a party) if the terms of that agreement are customary for projects similar to the Project to be financed through international debt and equity markets on a limited-recourse basis and meet any other applicable requirements of this Agreement, including the selection of a recognized and widely acceptable governing law and provisions similar to those in ARTICLE VIII and Section 12.02.

ARTICLE VI
TRANSFER AND WITHDRAWAL
     6.01 General. (a) A Developer may withdraw from development of the Project at any time prior to the Final Investment Decision upon written notice to each other Developer, subject to executing any documents and obtaining any consent required to effect the transfer contemplated by Section 6.02. A Developer’s withdrawal from the Project shall become effective on the date such written notice is delivered to each other Developer (the “Termination Date”). A withdrawing Developer shall have no further obligations any other Developer with respect to the Project, except for (a) its share of costs incurred, accrued, or otherwise contractually committed to the Project as of the Termination Date, (b) the survival of its confidentiality obligations pursuant to Section 7.04, and (c) any other obligations set forth in this ARTICLE VI. Effective on the Termination Date, a withdrawing Developer shall (i) have no residual interest or claim to the Project; and (ii) release and transfer its equity interest in the Project Company. As soon as reasonably practicable after such withdrawal, the Developers shall execute and deliver a Termination and Release Agreement, substantially in the form of Exhibit “F,” to terminate this Agreement with respect to such withdrawing Developer, and shall execute and deliver such further consents, agreements, and other documentation as may be required to effect the withdrawal of the applicable Developer.
     (b) Any Developer that fails to make any mandatory funding obligations or otherwise fails to comply with any capital contribution obligation under any Project Contract shall be deemed to have withdrawn from such Project as of the date of such failure to make such funding obligation or capital contribution and the procedures set forth in Section 6.02 shall apply.
     6.02 Terms of Transfer on Withdrawal. The transfer of the interests of a withdrawing Developer and its Affiliates under Section 6.01 shall be made on the following terms:
     (a) The transfer shall include all the former Developer’s and its Affiliates’ rights, titles, and interests in and to this Agreement and the Project, including its interests (if any) in the Project Company, Authorizations, Project Contracts and all other contracts with third parties (to the extent it is a representative of the Project or the Project Company, but not in its or its Affiliates’ individual capacities), drawings, diagrams, plans, or other intellectual property, and drawings and engineering work in the possession of the former Developer and its Affiliate(s) paid for through the reimbursement of Development Costs.
     (i) The transfer shall be made without representation, warranty, covenant, or indemnity of any kind, other than that the interests so sold are transferred free and clear of any lien, security interest, or adverse claim, other than those specifically created under the Financing Agreements and the organizational documents of the Project Company or the Shareholders Agreements or similar documents.
     (ii) The withdrawing Developer shall cease to be a Developer and to have any rights under this Agreement or with respect to the Project or any liability to any other Developers under this Agreement (except as may be otherwise provided in the documentation with respect to such transaction), and its Cost-Sharing Percentage and right to acquire interests in the Project Company shall be vested in the remaining Developers; provided, however, that:
     (A) the withdrawing Developer shall retain all rights to receive reimbursement of Development Costs incurred by such Developer, in accordance with this Agreement;
     (B) the withdrawing Developer and its Affiliates shall continue to be bound by the provisions of Sections 7.04, 7.05, 7.07 and 7.08;
     (C) the provisions of Articles VIII (Resolution of Disputes), X (Force Majeure) and XII (Miscellaneous) shall continue in effect to the extent applicable with respect to the withdrawing Developer and its Affiliates; and
     (D) All Project Contracts, Financing Agreements and Equity Subscription Agreements to which the withdrawing Developer or its Affiliates are parties in their individual capacities (as opposed to representatives of the Project or the Project Company), if any, shall continue in full force and effect.
ARTICLE VII
ADDITIONAL OBLIGATIONS
     7.01 Technology License. As the licensor of the U-Gas Technology, SES shall grant and confirm to the Project Company, as applicable, an exclusive, non-transferable license and right to use the U-Gas Technology for coal conversion in connection with the Project. In consideration of the license granted herein, SES shall be compensated as follows:
     (a) AEI agrees to pay to SES, for the Project, an upfront royalty of $10 for each Thermal MegaWatt/hr (MWt) of dry syngas production of rated design capacity of the Project.
     (i) The royalty shall be paid in two equal installments: the first installment shall be paid upon the execution of the EPC Contract for the construction of the Project; and the last installment shall be paid upon the completion of the construction of the unit that uses the U-Gas Technology.
     (ii) If the Project consists of more than one unit that uses the U-Gas Technology, and such units shall be built over a period of years, then the second installment of the royalty shall be paid proportionately at the completion of each unit.
     (b) SES shall be entitled to an energy royalty fee calculated as follows:

     _________.
     7.02 Equipment Supply and Support. SES provide Equipment, support and services to the Project, pursuant to an Equipment Supply Agreement, which if entered into between the Project Company and SES, will have the general terms and conditions set forth on Exhibit E.
     7.03 Observance of Laws. (a) With respect to all matters and activities relating to the Project and the Project Company, each Developer shall comply with, and shall cause its Affiliates that are involved in the Project to comply with, all laws, rules, or regulations of the Project Country and any other jurisdiction that are applicable to such Developer or its Affiliates’ activities in connection with the Project, including in particular the FCPA. Each Developer covenants and agrees that the representations and warranties in Section 9.02 (other than as pertains to ownership) shall continue to apply to the parties following the date of this Agreement, and each Developer covenants and agrees that it shall not and its representatives shall not take any action or omit to take any action that would cause such party to not be in full compliance with all such representations and warranties at all times after the date of this Agreement. Furthermore, each Developer agrees that it and its Affiliates will not take any action or fail to take any action, which act or failure to act would subject any other Developer or any of its Affiliates to liability under the laws of its country of domicile.
     (b) Each Developer shall notify each other Developer in writing promptly upon (i) the discovery of any noncompliance with the said representations and warranties, whether such noncompliance occurred before or after the date hereof, (ii) the occurrence of any change in circumstances on a date after the date hereof which renders the said representations and warranties incorrect or misleading as of such subsequent date, and (iii) any change in its direct or indirect shareholders or other equity owners.
     (c) Each Developer agrees that it or its Affiliates will obtain the agreement of each consultant or contractor it or, if applicable, its Affiliates employs in conducting activities for, related to or on behalf of the Project to comply with the FCPA, and if the employment cost exceeds $100,000 in the aggregate, shall obtain written agreement to that effect.
     (d) Each Developer shall provide a certification to the effect that it has not, and its Affiliates have not, made any payments, directly or indirectly, in violation of this Section: (i) to each other Developer, within thirty (30) days after the end of each fiscal year; and (ii) to a requesting Developer on or before the 60th day after notice from another Developer so requesting. Each Developer warrants and represents to each other Developer that prior to the execution of this Agreement it and its Affiliates have not taken any action, or failed to take any action, with respect to the Project that would have violated this Section had this Section then been in effect.
     7.04 Confidentiality. Except as hereinafter provided, the provisions of this Agreement, the Joint Development Agreement and all information or documents which come into the possession of the Developers in connection with the performance hereof or thereof, including any and all data, information, plans, proposals, contracts, or other materials related to the design, construction, configuration, financing, or operation of the Project which are delivered or disclosed by a Developer to each other Developer under this Agreement, or developed and paid for by the Project Company or jointly by the Developers (the “Confidential Information”), may not be used or communicated to third parties without mutual written agreement of each other Developer. However, any Developer shall have the right to disclose such provisions, information or document without any other Developer’s consent:
     (a) to legal counsel, accountants, financial advisers, lenders, other professional consultants, and insurance underwriters for a Developer or any of its Affiliates, provided such disclosure is solely to assist such Person in performing the functions for which they were engaged in connection with the Project, and for recipients other than legal counsel, the recipient undertakes to keep such information or documents under terms of confidentiality equivalent to this Section 7.04;
     (b) if required by any court of law or any law, rule, or regulation having jurisdiction over a Developer, or if requested or required by an agency of any government having or asserting jurisdiction over a Developer, any guarantor of such Developer’s obligations hereunder, or any of their respective Affiliates and having or asserting authority to require such disclosure in accordance with that authority or pursuant to the rules of any recognized stock exchange or agency established in connection therewith, provided, that a Developer making such a required disclosure shall make good faith efforts to advise each other Developer of the same as soon as reasonably practicable, and shall make reasonable efforts to secure protective treatment for the disclosed information and with respect to any disclosure requirements of any recognized stock exchange, shall cooperate with the non-disclosing Developer regarding the information to be disclosed;
     (c) to any Affiliate of a Developer; provided the recipient undertakes to keep such information or documents under terms of confidentiality equivalent to this Section 7.04;
     (d) to the extent any such information or document has (i) been independently developed by the recipient, (ii) has been acquired from a third party, or (iii) entered the public domain other than through the fault or negligence of the Developer making the disclosure (for this purpose any disclosure by a permitted recipient of a Developer (as aforesaid) shall be deemed to be the fault or negligence of such Developer);
     (e) to an arbitration tribunal in connection with resolution of a Dispute under this Agreement; and
     (f) to the extent permitted under Section 7.07.
     7.05 Use of Confidential Information. Upon termination of the confidentiality period described in Section 7.06, each Developer shall be entitled to utilize Confidential Information; provided, however, such utilization shall not include selling, trading or publishing to a third party such Confidential Information.
     7.06 Survival. The terms of Section 7.04 shall survive the termination of this Agreement and remain in effect for a period of three (3) years after such termination; provided, however, that any confidentiality obligations owed by the Developers to any third-party shall survive for such longer period, if any, as may be specified in the agreement creating such confidentiality obligation. It is understood that Section 7.04 shall not prohibit, prevent, or hinder the use of Confidential Information in the development of the Project under this Agreement.
     7.07 Publicity. No Developer may make or issue any press release, public announcement, or statement regarding this Agreement, the Joint Development Agreement or the Project without the consent of each other Developer, which consent shall not be unreasonably withheld. However, no such consent shall be required if a Developer is required to issue or make any press release, public announcement, or statement by applicable law or judicial proceeding, or by governmental order, decree, regulation or rule, or by the listing requirements of the stock exchange on which a Developer or any of its Affiliates is listed; provided, however, that a Developer making such a required disclosure shall make good faith efforts to advise each other Developer of the same as soon as reasonably practicable. The Developers shall cooperate to establish a public affairs program to pre-approve announcements, answer questions, and draft statements that may be used by the Developers in connection with the Project. Notwithstanding any provision herein to the contrary, no party shall have the right to make reference to, or otherwise use the name of the other party without the prior written consent of such party.
     7.08 Exclusivity and Competition. A Developer may not, and will cause its Affiliates not to, negotiate with any Person (other than the Developers and their Affiliates or the Project Company as contemplated by this Agreement) or enter into any agreement or understanding with any other Person regarding the Project. Each Developer understands that each other Developer and its Affiliates are incurring substantial Development Costs in reliance on their rights under this Agreement and that this exclusivity is essential for the integrity and viability of the Project and its development. Notwithstanding this Section 7.08, the Developers recognize that it may be beneficial to involve third parties in certain aspects of the development or ownership of the Project on terms to be agreed by the Developers.
     7.09 Information. Each Developer shall furnish to each other Developer such information concerning the development of the Project in such detail and with such frequency as that Developer reasonably may require, including information required for a Developer or its Affiliates to prepare their tax returns on a timely basis.
ARTICLE VIII
RESOLUTION OF DISPUTES
     8.01 Exclusive Procedures and Negotiation in Good Faith. (a) Any dispute, claim, or controversy arising out of or relating to the Project, this Agreement, or the performance, breach, validity, application, or termination thereof, (“Dispute”) shall be resolved in accordance with the procedures specified in this Article VIII, which shall be the sole and exclusive procedures for the resolution of any such Disputes.
     (b) In the event of any Dispute, the Developers shall first attempt in good faith to resolve such Dispute promptly by negotiation between representatives of the Developers who have authority to settle the Dispute. Any Developer may give each other Developer written notice of any Dispute not resolved in the normal course of business. Within 10 business days after delivery of that notice, the receiving Developer shall submit to the other a written response. Within thirty (30) business days after delivery of the notice of Dispute, the representatives of the Developers shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. If a Developer refuses to negotiate as provided herein or if the Dispute has not been settled within 60 days of the delivery of the notice, any Developer may immediately initiate arbitration as provided in Section 8.02.
     8.02 Agreement to Arbitrate. Any Dispute not resolved by negotiation as provided above shall be finally resolved by binding arbitration under the Rules of Arbitration (“Rules”) of the International Chamber of Commerce (“ICC”) by arbitrators appointed in accordance with the said Rules and this Agreement.
     8.03 Number and Appointment of Arbitrators. The arbitral tribunal shall be composed of three neutral, independent, and impartial arbitrators (the “Tribunal”). In the request for arbitration, the Developer requesting arbitration (the “Claimant”) shall nominate one arbitrator. The other Developers (collectively, the “Respondents”) shall nominate one arbitrator within the time specified in the Rules. The two arbitrators nominated by the Claimant and Respondents shall together nominate the third arbitrator, who shall be the chairman of the Tribunal, by mutual agreement within twenty (20) days of their appointment of the second arbitrator. If any nominated arbitrator is not appointed, declines, resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the party or arbitrators entitled to nominate that arbitrator shall promptly nominate a successor. Should a party fail to nominate an arbitrator, or should the two party appointed arbitrators fail to nominate a chairman, the ICC shall make the appointment.
     8.04 Venue; Procedural Issues. The seat of the arbitration shall be Houston, Texas. The arbitration shall be conducted and the award rendered solely in the English language. The Developers agree that in matters of disclosure and evidence in the arbitration, the Tribunal shall be guided by the Rules On the Taking of Evidence in International Commercial Arbitration of the International Bar Association. Subject to any relevant legal privilege against disclosure, the Tribunal shall have the power to make all appropriate orders necessary for disclosure, which orders the Developers consent in advance to obey.
     8.05 Powers of the Arbitrators; Limitations On Remedies. The validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant to this agreement to arbitrate, shall be decided by the Tribunal. The Tribunal shall have the power to award all remedies available under the applicable law except that the Tribunal shall have no power to award any consequential, punitive, or special damages and shall have no power to rely on the applicable law to avoid this limitation, regardless of whether such excluded remedies would be available under the applicable law. The Tribunal shall not decide the Dispute by reliance on any other doctrine or principle that would permit the Tribunal to avoid the application of this Agreement and/or the applicable law. The Tribunal shall also have the power to enter such interim orders as it deems necessary, including, without limitation, orders to preserve the subject matter of the Dispute or to preserve or adjust the status of the parties pending resolution of the Dispute in arbitration.

     8.06 Arbitration Awards. The Tribunal shall expedite all procedures and take all reasonable efforts to expedite an award. The award shall be in writing, shall give reasons for the decisions reached by the Tribunal. A copy of the award shall be contemporaneously delivered to each of the Developers. The Developer against which an award assesses a monetary obligation or enters an injunctive or mandatory order shall pay that obligation or comply with that order on or before the thirtieth (30th) day following the receipt of the final, signed award or by such other date as the award may provide. The award shall be final and binding on the Developers and may be confirmed in, and judgment upon the award entered by, any court having jurisdiction over the Developers. The Tribunal’s award shall be entitled to all of the protections and benefits of a final judgment as to any Dispute, shall be final and binding on the Developers and non-appealable to the maximum extent permitted by law, and each Developer shall be estopped from raising any claims that such Developer could have presented to the Tribunal during the arbitration. Each Developer affirmatively waives, to the maximum extent permitted by applicable law, any right to contest the recognition or enforcement of the award in any jurisdiction where recognition or enforcement may be sought on the award.
     8.07 Confidentiality. Except to the extent necessary for proceedings relating to enforcement of the arbitration agreement, the award or other, related rights of the parties, the fact of the arbitration, the arbitration proceeding itself, all evidence, memorials or other documents exchanged or used in the arbitration and the arbitrators’ award shall be maintained in confidence by the Developers to the fullest extent permitted by applicable law. However, a violation of this covenant shall not affect the enforceability of this agreement to arbitrate or of the Tribunal’s award.
     8.08 Costs of Arbitration. The Tribunal shall designate a prevailing Developer in its final award. Pursuant to this determination, the Tribunal shall award to the prevailing Developer its attorneys’ fees, costs and expenses of the arbitration (including the arbitrators’ fees and expenses) as they deem appropriate.
     8.09 Interest. The award shall include interest, which shall run from the date of any breach or violation of this Agreement, which shall be determined by the Tribunal in its award. Interest shall continue to run from the date of award until the award is paid in full. Interest shall be calculated and compounded monthly at the Specified Rate.
     8.10 Pre-arbitral Referee. Any Developer shall have the right to have recourse to the Pre-Arbitral Referee Procedure of the ICC in accordance with its Rules for a Pre-Arbitral Referee Procedure; provided, however, that (a) the answer to the request for a Pre-Arbitral Referee (the “Referee”) must be submitted no later than the seventh (7th) day following receipt of such request for such Referee, (b) the Referee shall be appointed by the ICC, if possible within seven (7) business days of the request for such Referee, and (c) the Referee shall issue his order within ten (10) days of the later of receipt of the answer or his appointment unless exceptional circumstances require additional time, in which case the Order must be issued within twenty (20) days of the above dates. The Pre-Arbitral Referee Procedure is without prejudice to the agreement to arbitrate contained in this Article VIII.
     8.11 No Immunity. To the extent that any Developer may in any jurisdiction claim for itself, or its assets or revenue, immunity from suit, execution, attachment, or other legal process with respect to this Agreement, or the performance, nonperformance or breach thereof, and to the extent that in any such jurisdiction there may be attributed to a Developer, or its assets or revenues, such immunity (whether or not claimed), each Developer agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.
ARTICLE IX
REPRESENTATIONS, WARRANTIES, INDEMNITIES AND LIABILITIES
     9.01 Representations. Each Developer hereby (a) represents and warrants to each other Developer the following as of the date hereof and (b) covenants to each other Developer that at all times thereafter during the Term of this Agreement, that it will cause the following representations and warranties to be true and correct in all material respects, except that, to the extent that any such representation and warranty is qualified by materiality, such representation or warranty shall be true and correct in all respects:
     (a) It is a duly organized, validly existing entity of the type described in the preamble to this Agreement and (if applicable) is in good standing under the laws of the jurisdiction of its formation and is duly qualified to do business and (if applicable) in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not formed in that jurisdiction). It has all requisite power and authority to enter into and to perform its obligations under this Agreement and has obtained (to the extent applicable law permits the obtaining of same at this point in time) all approvals from applicable governmental authorities necessary for it to enter into and to perform its obligations under this Agreement.
     (b) Its execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on its part and that of its equity owners, and do not and will not (i) violate any law, rule, regulation, order, or decree applicable to it or (ii) violate its organizational documents.
     (c) This Agreement is a legal and binding obligation of that Developer, enforceable against that Developer in accordance with its terms, except to the extent enforceability is modified by Bankruptcy, reorganization and other similar laws affecting the rights of creditors generally and by general principles of equity.
     (d) There is no litigation pending or, to the best of its knowledge, threatened to which that Developer or any of its Affiliates is a party that could reasonably be expected to have a material adverse effect on the financial condition, prospects, or business of that Developer or its ability to perform its obligations under this Agreement.
     (e) The execution, delivery and performance of this Agreement will not conflict with, violate or breach the terms of any agreement of that Developer or of any agreement to which its properties are subject.
     (f) It is not, and shall not become, a person or entity with whom any other Developer is restricted from doing business with under the regulations of the Office of

Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other action of any governmental authority.
     (g) It will not attempt to assign, transfer, enter into a disposition of an equity interest or any rights or obligations under this Agreement, or attempt to develop a project that is similar to the Project with respect to any third party identified in the U.S. Department of Treasury’s Excluded Parties Lists System at http://www.epls.gov/.
     9.02 Compliance with Law. Each Developer, with respect to itself and its Affiliates, hereby (a) represents and warrants the following to each other Developer as of the date hereof and (b) covenants to each other Developer that at all times thereafter during the Term that it will cause the following representations and warranties to be true and correct, except that, to the extent that any such representation and warranty is qualified by materiality, such representation or warranty shall be true and correct in all respects:
     (a) It has conducted its affairs and activities in respect of this Agreement in accordance with applicable laws in all material respects.
     (b) It has not, and covenants and agrees that its employees, agents, consultants, advisors, representatives will not, in connection with the purpose or any transactions contemplated by this Agreement, make, promise or offer to make any payment or transfer of anything of value, directly or indirectly: (i) to any Government Official or to an intermediary for payment to any Government Official; or (ii) to any political party. Each Developer further covenants and agrees that neither it nor any of its representatives will make, in connection with the purpose or any transactions contemplated by this Agreement, any payments or transfers of anything of value, directly or indirectly, for the purpose or effect of public of commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or retaining business or securing any improper advantage. This Section 9.02(b) shall not, however, prohibit normal and customary business mementos of nominal value in connection with the Developers’ performance under this Agreement.
     (c) No ownership or profit sharing interest, direct or indirect, in the Developer, or in the contractual relationship established by this Agreement, is held or controlled by or for the benefit of any Government Official (except to the extent that such Government Official acquired such interest independently, from an open securities market), and that the Developer will immediately notify each other Developer in the event of a change in the foregoing; and it has not taken any action that would subject any Developer or the Project Company to liability or penalty under any applicable law, rules, regulations or decrees of any Governmental Authority.
     (d) Each Developer agrees that should it learn or have reason to know of: (a) any payment, offer, or agreement to make a payment to a Government Official or political party for the purpose of obtaining or retaining business or securing any improper advantage for the Developer in connection with this Agreement or otherwise, or (b) any other development during the term of the Agreement that in any way makes inaccurate or incomplete the representations, warranties and certifications of the Developers set forth in this Section 9.02, it will immediately advise the other in writing.
     (e) In order to verify compliance with the provisions of this Agreement and/or any other agreement signed between the Developers, the Developers agree that each Developer shall have the right, from time to time, upon written notice to each other Developer, to audit the books and records of the other to the extent such books and records relate to the performance of this Agreement and any payments made under this Agreement. Each Developer agrees to furnish promptly to each other Developer any additional information that may reasonably be requested to verify compliance with the provisions herein.
     (f) The Developers agree that full disclosure of information relating to this Agreement, including the compensation provisions, may be made at any time and for any reason to the U.S. government and the respective jurisdictions of the operating businesses, its agencies, and to any other person, to any Developer, as applicable; provided that the Developer disclosing such information shall, to the extent permitted by applicable law, notify each other Developer of such disclosure and the information disclosed.
     9.03 Intellectual Property. SES hereby (a) represents and warrants the following to AEI, as of the date hereof and (b) covenants to AEI that at all times thereafter during the Term that it will cause the following representations and warranties to be true and correct, except that, to the extent that any such representation and warranty is qualified by materiality, such representation or warranty shall be true and correct in all respects: (a) it is not aware of any prior art which would invalidate any claims of any patents owned by SES or any of its Affiliates related to the U-Gas Technology, (b) it is not aware of any third party’s patent or patents which have been or would be infringed by the use or sale of the U-Gas Technology, (c) neither SES nor any of its Affiliates have received any assertions from others that the claims of any patents owned by SES or any of its Affiliates are invalid or unenforceable or that the U-Gas Technology infringes any patents, copyrights, trade secret rights or other intellectual property rights of others, (d) it is not aware of any actions or inactions which would render unenforceable any claims of any patents related to U-Gas Technology owned by SES or any of its Affiliates, (e) pursuant to that certain Amended and Restated License Agreement by and among SES and GTI dated August 31, 2006, SES has an exclusive license to manufacture, make, use and sell U-GAS Technology worldwide, and (f) neither the entry into this Agreement nor the granting of a license or sub-license by SES to AEI, any of AEI’s Affiliates, any Holding Company or the Project Company requires the consent or approval of any third party, including but not limited to GTI.
     9.04 Indemnification and Limitation on Liability.
     (a) Except as provided herein, no Developer or its respective shareholders, directors, officers, employees, and agents shall have any liability to any other Developer for any loss suffered by any other Developer arising out of any action or omission by any of them, so long as such action or omission (i) was in good faith; (ii) was consistent with the provisions of this Agreement; and (iii) did not constitute the gross negligence or willful misconduct of the Developer involved.
     (b) Each of AEI and SES agree severally (not jointly) to defend, indemnify, and hold harmless each other Developer, the Project Company and their respective Affiliates and their respective shareholders, directors, officers, employees and agents (collectively, “Indemnitees”) from and against any losses, damages, judgments, liabilities, expenses, and amounts paid in settlement of any claims with respect to death, personal injury, or damage to property of a third party due to the gross negligence or willful misconduct of such indemnifying Developer, its Affiliates and their respective shareholders, directors, officers, employees and agents.
     (c) Each of AEI and SES agree severally (not jointly) to defend, indemnify and hold harmless each other Developer and its respective Indemnitees from all losses, damages, judgments, liabilities, expenses, and amounts paid in settlement, that relate to, result from, or are in connection with, any misrepresentation or breach of any warranty or representation given by such Developer in this Agreement or the Joint Development Agreement, or breach of any covenant or agreement made by such Developer in this Agreement or the Joint Development Agreement.
     (d) In no event, whether as a result of breach of this Agreement or any resulting contract therefrom, warranty, indemnity, tort (including negligence), strict liability or otherwise, shall any Developer be liable to any other Developer for any consequential damages, special or incidental damages, lost profits, punitive damages, exemplary damages, enhanced damages, multiple damages, indirect damages, or other penalty or speculative damages arising out of this Agreement or the Joint Development Agreement.
     (e) SES shall defend, indemnify and hold harmless the Project Company, AEI and its respective Indemnitees from and against any and all claims of infringement or misappropriation of patent, copyright, trademark, trade secret rights, confidential information, proprietary rights or other intellectual property rights based upon the use or sale, in accordance with this Agreement and the Joint Development Agreement, of the U-Gas Technology by AEI or the Project Company, with respect to the Project.
     (f) A Developer shall notify each other Developer in writing promptly after it becomes aware of any facts that may lead to the making of a claim for indemnification under this Agreement. Any amounts owing by a Developer under this Section 9.04 shall be due and payable within ten (10) days of the final resolution of the underlying claim pursuant to this Agreement.
     (g) The provisions of this Section 9.04 shall survive the termination of this Agreement or the withdrawal of any Developer from the Project.
     9.05 No Fiduciary Duty. In their relations with each other under this Agreement, the Developers shall not be considered fiduciaries, and each Developer agrees not to assert any claim that the Developers are fiduciaries. Without in any way limiting the foregoing, each Developer may grant or withhold its consent, approval or vote, in its sole discretion, without regard to the interests of or any obligation to any other Developer or its subsidiaries, it being understood that no Developer has any fiduciary or other express or implied duty to represent or act in the best interests of such other Developer. The provisions of this Section 9.05 shall survive the termination of this Agreement or the withdrawal of any Developer from the Project.
     9.06 Non-Recourse. The obligations of the Developers under this Agreement are obligations of the Developers only, and no recourse shall be available against any officer, director, or equity holder.
ARTICLE X
FORCE MAJEURE
     10.01 General. A Developer’s obligations under this Agreement shall be excused when and to the extent its performance of those obligations is prevented due to Force Majeure; provided, however, that a Developer shall not be excused by Force Majeure from any obligation to pay money. The Developer rendered unable to fulfill its obligations under this Agreement by reason of Force Majeure shall notify each other Developer of this circumstance and shall exercise due diligence to end the inability as promptly as practicable; provided, however, that a Developer is not required to settle any strike or labor dispute in which it may be involved.
     10.02 Definition. “Force Majeure” means any cause beyond the reasonable control of the Developer failing to perform, including causes such as:
     (a) flood, earthquake, storm, dust storm, lightning, fire, perils of sea, epidemic, explosion, pestilence, holocaust, act of God, or failure or breakdown of facilities and/or Equipment from any other cause not specifically listed in this subsection (a) or in subsection (b), provided failure or breakdown of the facilities and/or Equipment is not caused by the failure by the Developer claiming Force Majeure to operate and maintain those facilities and/or Equipment in accordance with this Agreement or good engineering and operation practices; or
     (b) war (regardless of whether declared), act of public enemy, act of civil or military authority, civil disturbance or disobedience, riot, religious strife, sabotage, terrorism, threats of sabotage or terrorism, restraint by court order or order of public authority, action or non-action by or inability to obtain the necessary Authorizations or other authorizations or approvals from any government, political subdivision, agency, instrumentality, expropriation, requisition, confiscation, export or import restrictions, closing of ports, airports, terminals, roadways, waterways, or rail lines, rationing or allocation scheme (whether imposed by Governmental Authorities or by industry in cooperation with Governmental Authorities), or labor or material shortage.
ARTICLE XI
DEFAULT AND TERMINATION

     11.01 Event of Default. A Developer shall be in default hereunder if, at any point during the Term of this Agreement, it is in breach of any of the representations, warranties or covenants made by such Developer in accordance with Article IX. If a Developer becomes aware of a default hereunder by any other Developer, it shall notify each other Developer in writing of such default. Each non-defaulting Developer shall have the right to terminate this Agreement if the defaulting Developer fails to remedy it default hereunder within forty-five (45) days of receipt of the written notice of default provided by the non-defaulting Developer.
     11.02 Additional Events of Default. In addition to any other termination rights provided in this Agreement, the circumstances set forth below shall give rise to the right for any Developer to terminate this Agreement. Each non-defaulting Developer shall have the right to terminate this Agreement if the defaulting Developer fails to remedy its default hereunder within forty five (45) days of receipt of the written notice of default provided by a non-defaulting Developer in accordance with this Section 11.02.
     (a) The Bankruptcy of any other Developer. For purposes of this Section 11.02(a), “Bankruptcy” shall mean, with respect to any Developer, (i) such Developer’s suspension of payment of, or request from any court of a moratorium on payment of, all or a substantial part of such Developer’s debts, (ii) such Developer’s making of a general assignment or any composition with or for the benefit of its creditors, (iii) any filing or consent by answer or otherwise by such Developer to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, or (iv) any order: (w) entered for the winding up, bankruptcy, liquidation, dissolution, custodianship or administration with respect to such Person or any substantial part of such Developer’s property, or (x) constituting an order for relief, or (y) approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law of any jurisdiction, or (z) approving any petition filed in bankruptcy or insolvency law of any jurisdiction against such Developer;
     (b) The failure by any Developer to pay an amount not in dispute in excess of $500,000.00;
     (c) The occurrence of any change, circumstance or event that would materially hinder a Developer’s ability to consummate the transactions contemplated by this Agreement or the Joint Development Agreement;
     (d) Any Developer or any Affiliate of any Developer is in breach of any representation or warranty, or otherwise in material breach under the Joint Development Agreement (subject to any cure right set forth in such agreement);
     (e) In the event any Developer is found, through a final determination made by a Governmental Authority having competent jurisdiction, to be in violation of the FCPA or any of the restrictions imposed by OFAC, each other Developer shall have the right to terminate this Agreement immediately, by providing a notice thereof setting forth the date of such termination.

     11.03 AEI Termination Right. AEI shall have the right to terminate this Agreement by providing thirty (30) days written notice to SES if: (a) SES is in breach of its representations or covenants under Section 9.03; (b) SES or any of its Affiliates is made a party to any lawsuit in which an assertion is made by a third party the use of the U-Gas Technology infringes any patents, copyrights, trade secret rights or other intellectual property rights held by any such third party, and such lawsuit is not dismissed within eighteen (18) months of its filing; or (c) with respect to patents related to U-Gas Technology owned by SES or any of its Affiliates, any claims of such patents are declared invalid by any court of competent jurisdiction, the United States Patent & Trademark Office or any patent office of any country in which SES or any of its Affiliates own such patents.
ARTICLE XII
MISCELLANEOUS PROVISIONS
     12.01 Notices. Except as otherwise specifically provided, all notices authorized or required among the Developers by any of the provisions of this Agreement, shall be in writing, in English, and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Developers as designated below. Oral communication does not constitute notice for purposes of this Agreement, and telephone numbers for the Developers are listed below as a matter of convenience only. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Developer to whom such notice is directed, and the time for such Developer to deliver any notice in response to such originating notice shall run from the date the originating notice is received. The second or any responsive notice shall be deemed delivered when received, which for purposes of this Section 12.01 shall mean actual delivery of the notice to the address of the Developer to be notified specified in accordance with this Section 12.01. Each Developer shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to each other Developer.

If to AEI:	[Ashmore Energy International]
c/o AEI Services LLC
1221 Lamar Street, Suite 800
Houston, Texas 77010
ATTN: General Counsel

With a copy to:	Mr. Brian Bradshaw
Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010

If to SES:	[Synthesis Energy Systems, Inc.]
6330 West Loop South, Suite 300
Houston, Texas 77401
ATTN: Chief Executive Officer

With a copy to:	Mr. Robert Reedy
Porter & Hedges
1000 Main, 36th Floor
Houston, Texas 77002
     12.02 Governing Law. This Agreement shall be governed by, construed, interpreted, and applied in accordance with the laws of New York, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.
     12.03 Term. This Agreement shall be effective on the date hereof and shall remain in effect until terminated by any Developer pursuant to any provision in this Agreement or by mutual agreement of the Developers (the “Term”).
     12.04 Interest. If any amount payable under this Agreement is not paid on or before the date due, the Developer liable for the payment also must pay interest at a rate per annum equal to the Specified Rate on the amount not paid from and including the date it was due to, but excluding, the date actually paid.
     12.05 Further Assurances. Each Developer shall take all additional actions and shall execute all other and further instruments and documents as are necessary or appropriate to give full effect to the provisions of this Agreement.
     12.06 No Further Relationship. The Developers agree that no Developer is the agent of any other Developer and no such Person is authorized to take any action on behalf of the other, except as expressly provided in this Agreement or a Project Contract.
     12.07 Binding Effect. All the terms of this Agreement shall be binding on and inure to the benefit of the parties, their permitted successors-in-interest and permitted assigns.
     12.08 Assignment.
     (a) Unless otherwise agreed in a Project Contract or shareholder agreement, no Developer shall directly or indirectly enter into any transaction for the disposition of any of its interest in this Agreement or the Project without the prior written consent of each other Developer, which consent may be withheld for any reason; provided, however, that any parent entity of a Developer may mortgage, pledge, place a lien or charge (whether by way of fixed or floating charge), grant a security interest, or otherwise encumber (whether equitable or legal) as security for borrowed money any interest whether legal or beneficial in a Developer, or in any entity between such parent entity and a Developer in the respective Developer’s chain of ownership by giving notification thereof to each other Developer.

     (b) The Developers acknowledge and agree that breach of this Section 12.08 may not be compensable by payment of money damages and, therefore, if any dispute arises concerning the disposition of all or any portion of any equity interest or its interest under this Agreement, the Developers agree not to object to an injunction being issued on the application of any Developer restraining such disposition or rescinding or suspending any such disposition pending resolution of the dispute. Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the Developers may have under this Agreement or at law.
     12.09 Specific Performance. The Developers acknowledge that the harm that would be caused by a breach of this Agreement would be difficult, if not impossible, to calculate, and accordingly each Developer and its Affiliates shall be entitled to injunctive relief to compel compliance with the provisions of this Agreement, but nothing in this Section shall amend or modify Article VIII in any respect.
     12.10 Entire Agreement. This Agreement constitutes the entire agreement of the parties and their respective Affiliates relating to the subject matter of this Agreement and supersedes all prior agreements and undertakings, oral or written, among the Developers with respect to the subject matter of this Agreement, except for the Joint Development Agreement.
     12.11 Amendment. An amendment or modification of this Agreement shall be effective or binding on the parties only if it is in writing and signed by all the Developers.
     12.12 Waivers. Any waiver, express or implied, by any Developer of any right under this Agreement or of any breach by another Developer shall not constitute or be deemed as a waiver of any other right or any other breach, whether of a similar or dissimilar nature to the right or breach being waived. Failure on the part of a person to complain of any act of any person or to declare any person in default, irrespective of how long that failure continues, does not constitute a waiver by that person of its rights with respect to that default until the applicable statute-of-limitations period has run. A waiver of a Shareholder’s rights under this Agreement shall be effective only if that Shareholder agrees.
     12.13 No Third-Party Beneficiaries. Except as provided herein, this Agreement is solely for the benefit of the Shareholders, the Project Company, and their respective permitted successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party, including any Lender or other creditor, any remedy, claim, liability, reimbursement, cause of action or other right.
     12.14 Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable under the applicable law of any jurisdiction, the remaining provisions shall not be affected, and any such invalidity or unenforceability shall not invalidate or render unenforceable that provision in any other jurisdiction. In that event, the Shareholders and the Project Company agree that the provisions of this Agreement shall be modified and reformed so as to effect the original intent of the Shareholders and the Project Company as closely as possible with respect to those provisions that were held to be invalid or unenforceable.

     12.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which constitute but one agreement.
     12.16 Drafting Interpretation. Preparation of this Agreement has been a joint effort of all the parties and the resulting document shall not be construed more severely against one of the parties than against the others.
     12.17 Captions. Titles or captions of Sections or Articles contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.
     12.18 Governing Language. This Agreement has been drafted in English; the English version shall prevail over any translations. The governing language of this Agreement shall be the English language. Except as otherwise required by applicable law, all notices, correspondence, information, literature, reports, data, manuals, procedures and other documents required under this Agreement shall be in the English language.
     12.19 Counsel; Costs. Each Developer is represented by its own outside counsel and shall bear its own costs in relation to the negotiation, preparation, and execution of this Agreement.
     IN WITNESS WHEREOF, the Developers have entered into this Agreement as of the day and year first above written.

[ASHMORE ENERGY INTERNATIONAL]

By:
Name:
Title:

[SYNTHESIS ENERGY SYSTEMS, INC.]

By:
Name:
Title:

Exhibit A
To The
Project Development Agreement
Project Description
Project Description
Describe the summary features of the transaction including:
o	Project background/history

o	Counterparty (s) involved in the proposed project

o	Summary of terms and major issues

o	Study of target market
Initial Project Economics
Provide a summary valuation and return analysis that includes:
o	Discounted cash flow analysis

o	Major value drivers and assumptions

o	Descriptions and results of sensitivities
Provide initial financial projections
o	Income statement

o	Balance sheet

o	Cash flow statement

o	Any other relevant information (fees, royalties, etc)
Key Risks and Mitigants
Provide an overview of material transaction risks and potential mitigants, including those related to :
o	Permitting and approvals

o	Market pricing and demand

o	Construction and operations

o	Tax, accounting, and financing
Project Milestones
Proposed Lead Developer for the Project Outline key milestones and events up to closing:
o	Timing of expected contract discussions, licenses or site acquisitions, and other key project stages

o	Future decision points, approvals, and all other material events
Budget and Resources
Provide detailed project development budget and required resources that includes:
o	Estimated cost of all internal and external resources

o	Estimated timing of cash expenditures
Exhibit A - To The Project Development Agreement

A-1

Exhibit B
To The
Project Development Agreement
Development Services
1. Development Services to be Provided by AEI

2. Development Services to be Provided by SES

Reimbursement:
Exhibit B - To The Project Development Agreement

B-1

Exhibit C
To The
Project Development Agreement
Preliminary Timetable of Activities
Exhibit C - To The Project Development Agreement

C-1

Exhibit D
To The
Project Development Agreement
Development Budget
Exhibit D - To The Project Development Agreement

D-1

Exhibit E
To The
Project Development Agreement
Terms and Conditions of Equipment Supply
Set forth below is a summary of the terms and conditions that will be reflected in any Equipment Supply Agreement by and between the Project Company and SES or one of its Affiliates. While the Developers acknowledge and agree that any such Equipment Supply Agreement will contain additional terms and conditions, it is the intent of the Developers that such Equipment Supply Agreement shall contains terms and conditions substantially similar to the provisions set forth below.
     1. Scope. SES shall supply Equipment to each Project in accordance with the Agreement, the Equipment Supply Agreement, and with the terms and conditions specified in this Exhibit E.
     2. Equipment; Supply Schedule. A detailed description of (a) the Equipment to be provided by SES for a Project; and (b) the schedule for such supply of Equipment to the Project, including without limitation delivery dates for such Equipment, shall be set forth in the Project Development Agreement for such Project or, in the event there is no Project Development Agreement for a given Project, provided to SES as soon as reasonably practicable following a Developer’s election to proceed with a Project, in each case unless otherwise agreed by SES and each Developer participating in such Project. Regular updates to the Equipment supply schedule shall be provided to SES as and when available.
     3. Price. The price paid by a Project Company for all Equipment provided by SES for its respective Project shall be (i) the actual, reasonable, direct and necessary costs and expenses incurred by SES to procure such Equipment, including without limitation shipping costs and fees described in this Exhibit E and the Equipment Supply Agreement; plus (ii) a procurement fee equal to forty percent (40%) of the purchase price paid by SES for such Equipment.
     4. Payment; Audit.
     (a) Payment for all Equipment provided by SES for a Project shall be due on the date that falls ___ (___) days following the delivery by SES of the Equipment to the Project site or the issuance by SES to the relevant Project Company of a written invoice setting forth a detailed description of the costs incurred by SES for the procurement of each item of Equipment and the corresponding price to be paid therefor by the Project Company or AEI, as applicable.
     (b) Without prejudice to payment obligations hereunder, the relevant Project Company and each Developer participating in a Project shall have the right, upon prior written notice to SES, to inspect the written books and records of SES relating to the procurement and supply of Equipment pursuant to the Agreement. Such inspection shall take place at the head offices of SES.
Exhibit E - To The Project Development Agreement

     5. Late Payment. If any payment for Equipment that is due and payable to SES is not received by the due date therefor, the Project Company shall pay interest to SES over the outstanding amount of such payment at a rate equal to LIBOR plus 2.5% per annum, from the due date until the date payment is actually received by SES.
     6. Tax Obligations.
     (a) SES shall be responsible for the payment of all taxes, duties, tariffs, fees, imposts, excise, or other taxes imposed by any taxing authority with respect to any item of Equipment prior to delivery thereof to a Project site. SES shall also assume all corporate income taxes imposed upon it in connection with the sale of Equipment to a Project Company.
     (b) SES shall have no responsibility for the payment of any taxes, duties, tariffs, fees, imposts, excise or other taxes imposed by any taxing authority with respect to the ownership or use of any item of Equipment following the delivery thereof to a Project site. In the event SES remits any such taxes or charges directly to such taxing authority or authorities as may be required under the laws of any jurisdiction, such remittances shall be for the account of the relevant Project Company and shall be reimbursed to SES within ___ (___) days following submission by SES of invoices and supporting documentation therefor.
     (c) All payments for Equipment made by a Project Company to SES shall be free and clear of any deduction for taxes, assessments or other charges. However, if a Project Company shall be required under the laws of any jurisdiction to withhold from any payment made to SES any taxes, assessments or other charges which may be levied against such Project Company, then the amount of the payment by such Project Company to SES for such Equipment shall be increased so that the net amount received by SES will equal the full amount which would have been received by it had no such deduction or withholding been made, and the amount of any such tax, assessment or other charge shall be reimbursed by SES to the Project Company within ___ (___) days following submission by that Project Company to SES of invoices and supporting documentation therefor.
     7. Changes. A Project Company may at any time request changes to the Equipment to be supplied by SES or the schedule for the supply of such Equipment or the delivery thereof to a Project site, in each case by means of a written notice to SES.
     8. Warranty.
     (a) Warranty – Equipment. SES warrants that each item of Equipment supplied to a Project Company hereunder will be new and free from defects in design, workmanship and material and capable of operating in a Project (as used herein, the “Equipment Warranty”). Such Equipment Warranty shall continue in effect until the date that is two (2) years following the date on which such Equipment was delivered to the Project site (as used herein, the “Equipment Warranty Period”).
Exhibit E - To The Project Development Agreement

     (b) Warranty – Spare Parts. Any spare part supplied by SES to a Project Company under this agreement shall have a warranty identical to the Equipment Warranty, except that the Equipment Warranty Period for such spare part shall expire either (i) one (1) year after initial installation or usage thereof; or (ii) two (2) years after the date of delivery of the spare part to the Project site, whichever first occurs.
     (c) Remedy for Nonconformity. If during the Equipment Warranty Period, a Project Company notifies SES of any nonconformity of Equipment to the Equipment Warranty, SES shall promptly remedy such nonconformity by repair, replacement or modification, as SES deems necessary to correct such nonconformity. In the event that SES fails to remedy a nonconformity within a reasonable period of time consistent with industry practice and diligently pursue such remedy to completion, the Project Company may notify SES of its intent to have a third party perform such remedy or repair, in which event SES shall reimburse the Project Company for the Project Company’s actual, direct and reasonable costs incurred in engaging a third party to remedy or repair the nonconformity. SES will not be responsible for any nonconformity regarding, and the warranties provided in this Section 8 expressly exclude (i) any work performed by any third party in accordance with this section, or (ii) Equipment that is adversely impacted or damaged due to work performed by any third party in accordance with this section. Should investigation by SES reveal that there is no nonconformity to the Equipment Warranty as reported by a Project Company, such Project Company shall reimburse SES for its actual reasonable expense incurred in connection with such investigation, any remedy or repair instigated, and any payment previously made by SES to such Project Company for third party work.
     (d) Warranty on Remedy Work. Where any item of Equipment or part thereof is repaired, replaced or modified pursuant to Section 8(c) above (except for work by a third party, if any), said item or part shall be warranted to comply with the Equipment Warranty for a period of two (2) years from the date of such remedy. In any event, the warranty obligations of SES hereunder shall expire no later than two (2) years from the expiration date of the original Equipment Warranty Period.
     9. Exclusivity of Warranties and Remedies. THE WARRANTIES PROVIDED HEREIN ARE EXCLUSIVE AND NO OTHER WARRANTIES OF ANY KIND, WHETHER STATUTORY, EXPRESS OR IMPLIED (INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE) SHALL APPLY. THE REMEDIES SET FORTH IN THIS AGREEMENT ARE THE EXCLUSIVE REMEDIES OF ANY PROJECT COMPANY FOR ANY FAILURE BY SES TO COMPLY WITH ITS WARRANTY OBLIGATIONS SPECIFIED HEREIN.
     10. Delivery and Title. Delivery of each item of Equipment shall be deemed to have been made when such item arrives at the Project site. Title to each item of Equipment (other than computer programs and software furnished by SES to a Project Company under the Agreement) shall pass to the relevant Project Company when such item of Equipment arrives at the Project site.
Exhibit E - To The Project Development Agreement

     11. Risk of Loss. Risk of loss or damage to any item of Equipment shall be the responsibility of SES until delivery thereof to the relevant Project site, at which point such risk of loss or damage shall pass to the relevant Project Company. Notwithstanding the foregoing, SES shall be responsible for any damage to the Equipment occurring during the period in which SES had care, custody and control thereof, regardless of when such damage was identified or discovered.
     12. Title to Computer Software. Title to and the right of possession of any computer programs or computer software provided by SES to a Project Company hereunder, if any, shall remain with SES or its licensor, except that such Project Company shall have the right to possess and use said computer programs or computer software for the purposes of completing, maintaining, adjusting, operating, repairing and modifying the Equipment and/or the Project at no cost for the term of the corresponding license provided herein. Nothing in this Agreement shall be construed as giving any Project Company a right to sell, assign, lease or in any other manner transfer or encumber the ownership of SES or its licensor of said computer programs or computer software, or as limiting SES or its licensors from using and licensing the computer programs in any manner whatsoever.
     13. Shipment and Transportation. SES shall provide to the relevant Project Company prior written notice of the scheduled dates for shipment and delivery of each item of Equipment to the Project site. SES shall be responsible for the payment of all shipping and transportation costs, including taxes and fees, which costs shall included in the calculation of the direct procurement costs of such Equipment for purposes of Section 3 above.
     (a) In the event that such Project Company is unwilling or unable to receive the Equipment at the time of delivery thereof, SES will, upon written notice to such Project Company and giving such Project Company reasonable opportunity to designate a mutually acceptable alternate destination, place such Equipment in an appropriate storage facility, at the expense of SES (which expenses shall included in the calculation of the direct procurement costs of such Equipment for purposes of Section 3 above). If the Equipment is placed into storage pursuant to this provision, delivery thereof shall be deemed to have occurred. The Project Company shall arrange for the removal of said Equipment from storage at such Project Company’s expense.
     (b) Unless otherwise requested in writing by the relevant Project Company, all shipments of Equipment hereunder shall be by normal highway, rail, and/or ocean transport on normal routing from the point of shipment to the Project site, in accordance with generally accepted industry practices for the shipment of equipment that is similar in nature to the Equipment.
     14. Delay in Equipment Delivery. If the actual date of delivery of any Equipment is later than the scheduled date of delivery thereof, due to a cause other than an event of Force Majeure or the act or omission of the Project Company, SES shall pay to the relevant Project Company liquidated damages, which shall not be included in the calculation of the direct procurement costs of such Equipment for purposes of Section 3 above, calculated as follows:
Exhibit E - To The Project Development Agreement

     (a) SES shall pay liquidated damages at the rate of                      ($___) per day per item of Equipment for the first thirty (30) days of delay; and
     (b) SES shall pay liquidated damages at the rate of                      ($___) per day per item of Equipment for the next thirty (30) days of delay; and
     (c) SES shall pay liquidated damages at the rate of                      ($___) per day per item of Equipment for each day of delay thereafter.
     15. Exclusive Remedies for Delay. THE REMEDIES OF A PROJECT COMPANY SET FORTH ABOVE FOR THE FAILURE OF SES TO DELIVER EQUIPMENT BY ITS RESPECTIVE SCHEDULED DELIVERY DATES SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF SUCH PROJECT COMPANY FOR SUCH DELAY AND NO OTHER REMEDIES OF ANY KIND WHATSOEVER SHALL APPLY; HOWEVER, THE FOREGOING SHALL NOT RELIEVE SES OF ITS OBLIGATION TO DELIVER THE SAID EQUIPMENT.
     16. Performance Liquidated Damages. Liquidated damages for defects in the performance of the Equipment, together with caps on those liquidated damages, will be discussed by the Developers for each Project and included in the Equipment Supply Agreement.
     17. Insurance. SES shall effect and maintain at its own expense throughout the Term of the Agreement, insurance policies with insurers and under forms of policies in types and amounts consistent with internationally accepted industry standards and sufficient to insure the performance of the Equipment supply, payment and warranty obligations of SES hereunder. Upon a Project Company’s reasonable written request, SES shall provide to such Project Company documentation evidencing the existence and amounts of such insurance coverage. For the avoidance of doubt, insurance costs incurred by SES shall not be considered direct procurement costs for purposes of Section 3.
     18. Licenses and Permits.
     (a) The relevant Project Company shall be responsible for all dealings with any governmental authority regarding the Equipment upon and after the delivery thereof to the Project site, including but not limited to obtaining and maintaining any licenses, permits and/or other authorizations of any kind required for transportation, import, installation, maintenance, testing or operation of such Equipment or any portion thereof. SES shall cooperate with such Project Company and shall use reasonable efforts to provide all necessary information and documents and otherwise assist such Project Company in connection with its efforts to obtain such licenses, permits and authorizations. The relevant Project Company shall pay all costs of such licenses, permits and authorizations and all costs and expenses incurred in obtaining and maintaining them, including without limitation the reimbursement to SES of all reasonably incurred, direct and necessary out-of-pocket costs which SES may incur in connection with the exercise of such reasonable efforts. The obligation of such Project Company to pay for the Equipment shall not in any manner be waived by the delay or failure to secure or renew, or by the cancellation of any required licenses, permits or authorizations including any required import licenses.
Exhibit E - To The Project Development Agreement

     (b) SES shall be responsible for all dealings with any Governmental Authority (other than for the import of the Equipment) that are necessary to fulfill the obligations of SES under the Agreement, including but not limited to obtaining any licenses, permits and/or other authorizations of any kind related to the manufacture and delivery of the Equipment, required for the consolidation and export of the Equipment or the performance of any services in connection therewith. For the avoidance of doubt, the Project Company shall be responsible for any registration of the Agreement or any technology license with governmental authorities having jurisdiction over the registration and protection of technology, intellectual property or industrial property, as and when required.
Exhibit E - To The Project Development Agreement

Exhibit F
To The
Project Development Agreement
Termination and Release Agreement
(                     Project)
This Termination Agreement (this “Agreement”), dated as of [          ] , [___], 2007, is entered into by and among ASHMORE ENERGY INTERNATIONAL (“AEI”), a corporation organized under the laws of the Cayman Islands, and SYNTHESIS ENERGY SYSTEMS, INC. (“SES”), a corporation organized under the laws of Delaware. Each of the signatories hereto is individually referred to herein as a “Developer” and collectively as the “Developers”.
RECITALS
     A. AEI and SES are parties to a Joint Development Agreement, dated                     , 2007 (the “JDA”).
     B. Pursuant to the terms of the JDA, the Developers agreed to undertake jointly the development of that certain coal conversion project located in                      (the “Project”).
     C. Also pursuant to the JDA, the Developers entered into that certain Project Development Agreement, dated                     , 20___, setting forth the terms and conditions of their participation in the Project (the “PDA”).
     D. With effect on and from the delivery of written notice dated                     , 20___ (the “Termination Date”),                                          wishes to withdraw and has withdrawn from the Project.
     E. In accordance with Section 6.01 of the PDA, the Developers wish to enter into this Agreement to memorialize the terms and conditions of such withdrawal and to terminate the PDA.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
REPRESENTATIONS AND WARRANTIES
     Each Developer hereby represents and warrants to the other Developer as follows:
     1.1 Representations. Each Developer represents and warrants to the other Developer as follows:
Exhibit F - To The Project Development Agreement

     (a) It is a duly organized, validly existing entity of the type described in the preamble to this Agreement and (if applicable) is in good standing under the laws of the jurisdiction of its formation and is duly qualified to do business and (if applicable) in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not formed in that jurisdiction). It has all requisite power and authority to enter into and to perform its obligations under this Agreement and has obtained (to the extent applicable law permits the obtaining of same at this point in time) all approvals from applicable governmental authorities necessary for it to enter into and to perform its obligations under this Agreement.
     (b) Its execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on its part and that of its equity owners, and do not and will not (a) violate any law, rule, regulation, order, or decree applicable to it or (b) violate its organizational documents.
     (c) This Agreement is a legal and binding obligation of that Developer, enforceable against that Developer in accordance with its terms, except to the extent enforceability is modified by bankruptcy, reorganization and other similar laws affecting the rights of creditors generally and by general principles of equity.
     (d) There is no litigation pending or, to the best of its knowledge, threatened to which that Developer or any of its Affiliates is a party that could reasonably be expected to have a material adverse effect on the financial condition, prospects, or business of that Developer or its ability to perform its obligations under this Agreement.
     (e) The execution, delivery and performance of this Agreement will not conflict with, violate or breach the terms of any agreement of that Developer or of any agreement to which its properties are subject.
ARTICLE II
WITHDRAWAL FROM THE PROJECT AND THE PDA
     2.1 Effective as of the Termination Date,                      (a) has withdrawn from the development of the Project, in accordance with Section 6.01 of the PDA and has and shall have no further obligation to                      or with respect to the Project, except for (i) its share of costs incurred, accrued, or otherwise contractually committed to the Project as of the Termination Date; (ii) the survival of its confidentiality obligations pursuant to Section 7.04 of the PDA; and (iii) any other obligations regarding the Project set forth in Article VI of the PDA; and (b) has no residual interest or claim with respect to the Project; and (c) releases and transfers its equity interest in the Project Company.
     2.2 Effective as of the date of this Agreement, (a)                      withdraws from the PDA, (b) the PDA is hereby terminated with respect to                     , and (c)                      has no residual interest or claim with respect to the PDA.
     2.3 This Agreement shall be deemed to be the “Termination and Release Agreement” required to be executed by the Developers pursuant to Section 6.01 of the PDA.
Exhibit F - To The Project Development Agreement

     2.4 Other than with respect to the obligations set forth in Section 2.1 above, each Developer hereby fully and forever releases and discharges each other Developer and its Affiliates from and of any and all obligations of any kind relating to the Project and/or the PDA. Each Developer hereby further agrees that it will not seek to bring any action of any kind against any other Developer or any of its Affiliates to seek to enforce any released obligation or any other obligation arising out of or in connection with the Project and/or the PDA.
ARTICLE III
NOTICES
     Except as otherwise specifically provided, all notices authorized or required among the Developers by any of the provisions of this Agreement, shall be in writing, in English, and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Developers as designated below. Oral communication does not constitute notice for purposes of this Agreement, and telephone numbers for the Developers are listed below as a matter of convenience only. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Developer to whom such notice is directed, and the time for such Developer to deliver any notice in response to such originating notice shall run from the date the originating notice is received. The second or any responsive notice shall be deemed delivered when received, which for purposes of this Article IV shall mean actual delivery of the notice to the address of the Developer to be notified specified in accordance with this Article IV. Each Developer shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to the other Developers.

If to AEI:	[Ashmore Energy International]
/o AEI Services LLC
1221 Lamar Street, Suite 800
Houston, Texas 77010
ATTN: General Counsel

With a copy to:	Mr. Brian Bradshaw
Fulbright Tower
Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010

If to SES:	[Synthesis Energy Systems, Inc.]
330 West Loop South, Suite 300
Houston, Texas 77401
ATTN: Chief Executive Officer

With a copy to:	Mr. Robert Reedy
Porter & Hedges
1000 Main, 36th Floor
Houston, Texas 77002
Exhibit F - To The Project Development Agreement

ARTICLE IV
MISCELLANEOUS
     4.1 Survival of Representations and Warranties.
     Each of the representations and warranties made herein shall terminate and cease to be of further force or effect after the date of the execution of this Agreement, and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the date hereof, on the part of any Developer or any of its officers, directors, employees, agents or Affiliates.
     4.2 No Consequential or Punitive Damages.
     The Developers shall only be liable hereunder for direct or compensatory damages. No Developer (or its Affiliates) shall, under any circumstance, be liable to any other Developer (or its Affiliates) for any indirect, consequential, exemplary, special, incidental, punitive or moral damages or lost revenue, lost income, lost profits, lucro cessante, cost of capital or loss of business reputation or opportunity claimed by such other Developer under the terms of or due to any breach of this Agreement.
     4.3 Agreement to Arbitrate.
     Any and all disputes, controversies or claims arising out of or relating to this Agreement, or the termination, validity or alleged breach thereof, or any indemnification claim hereunder, or in any way relating to the subject matter of this Agreement or the relationship among the Developers created by this Agreement shall be resolved in accordance with the provisions of Article X of the JDA.
     4.4 Entire Agreement; Amendments and Waivers.
     This Agreement and the JDA represent the entire understanding and agreement among the Developers with respect to the subject matter hereof, and can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by each of the Developers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Developer, shall be deemed to constitute a waiver by the Developer taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Developer of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Developer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Developer preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Unless specifically set forth herein to the contrary, all remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.
Exhibit F - To The Project Development Agreement

     4.5 Governing Law.
     THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE DEVELOPERS UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF NEW YORK (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION). IT IS UNDERSTOOD THAT THE CHOICE OF THE LAW OF NEW YORK TO GOVERN THIS AGREEMENT DOES NOT IN ANY WAY CONSTITUTE THE CONSENT OF ANY PARTY OR OF ANY AFFILIATE THEREOF TO THE JURISDICTION OF ANY PARTICULAR COURT.
     4.6 No Oral Modifications.
     This Agreement may not be amended or modified except by written agreement signed by each of the Developers.
     4.7 Severability.
     If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect. If any provision of this Agreement is invalid or unenforceable, the Developers agree that the provisions of this Agreement shall be modified and reformed by the Developers so as to effect the original intent of the Developers as closely as possible with respect to those provisions that were held to be invalid or unenforceable.
     4.8 Binding Effect; Assignment.
     This Agreement shall be binding upon and inure to the benefit of the Developers and their respective successors and permitted assigns, including any trustee or other fiduciary appointed as legal representative thereof. The Developers may not assign this Agreement or any rights or obligations hereunder, except whether by operation of law or otherwise, without the prior written consent of the other Developers and any attempted assignment without the required consents shall be void.
     4.9 Publicity.
     Neither of the Developers, nor any of their respective Affiliates, agents or representatives, shall issue any press release or public statement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written consent of the other Developers, in the case of a disclosure by any other Developer, unless such disclosure is required by Applicable Law or obligations pursuant to any agreement with any national securities exchange; provided, that the Developer intending to make such release shall give the other Developers prior notice and shall use its best efforts consistent with such Applicable Law, Order or obligation to consult with the other Developers with respect to the text thereof.
Exhibit F - To The Project Development Agreement

     4.10 Use of Name
     Notwithstanding any provision herein to the contrary, following the execution of this Agreement, no Developer shall have the right to make reference to, or otherwise use the name of the other Developer or any of its Affiliates in connection with the Project or the PDA without the prior written consent of such party.
     4.11 Continuation of the JDA.
     The JDA shall remain in full force and effect, and the validity and binding effect thereof with respect to the Developers shall not be affected by their execution, delivery or performance of this Agreement, except as otherwise expressly set forth herein.
     4.12 Counterparts.
     This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     4.13 Capitalized Terms.
     Capitalized terms that are used but not defined herein have the meanings given them in the JDA.
     IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Developers as of the day and year first above-written.

ASHMORE ENERGY INTERNATIONAL

By:

Name:

Title:

SYNTHESIS ENERGY SYSTEMS, INC.

By:

Name:

Title:

Exhibit F - To The Project Development Agreement

Exhibit “C”
Terms and Conditions of Equipment Supply
     Set forth below is a summary of the terms and conditions that will be reflected in any Equipment Supply Agreement that is executed between SES and a Project Company for the provision of Equipment to a Project. While the Developers acknowledge and agree that any such Equipment Supply Agreement will contain additional terms and conditions, it is the intent of the Developers that such Equipment Supply Agreement shall contains terms and conditions substantially similar to the provisions set forth below.
     1. Scope. SES shall supply Equipment to each Project in accordance with the Agreement, the Equipment Supply Agreement, and with the terms and conditions specified in this Exhibit E.
     2. Equipment; Supply Schedule. A detailed description of (a) the Equipment to be provided by SES for a Project; and (b) the schedule for such supply of Equipment to the Project, including without limitation delivery dates for such Equipment, shall be set forth in the Project Development Agreement for such Project or, in the event there is no Project Development Agreement for a given Project, provided to SES as soon as reasonably practicable following a Developer’s election to proceed with a Project, in each case unless otherwise agreed by SES and each Developer participating in such Project. Regular updates to the Equipment supply schedule shall be provided to SES as and when available.
     3. Price. The price paid by a Project Company for all Equipment provided by SES for its respective Project shall be (i) the actual, reasonable, direct and necessary costs and expenses incurred by SES to procure such Equipment, including without limitation shipping costs and fees described in this Exhibit E and the Equipment Supply Agreement; plus (ii) a procurement fee equal to forty percent (40%) of the purchase price paid by SES for such Equipment.
     4. Payment; Audit.
     (a) Payment for all Equipment provided by SES for a Project shall be due on the date that falls            (___) days following the delivery by SES of the Equipment to the Project site or the issuance by SES to the relevant Project Company of a written invoice setting forth a detailed description of the costs incurred by SES for the procurement of each item of Equipment and the corresponding price to be paid therefor by the Project Company or AEI, as applicable.
     (b) Without prejudice to payment obligations hereunder, the relevant Project Company and each Developer participating in a Project shall have the right, upon prior written notice to SES, to inspect the written books and records of SES relating to the procurement and supply of Equipment pursuant to the Agreement. Such inspection shall take place at the head offices of SES.

     5. Late Payment. If any payment for Equipment that is due and payable to SES is not received by the due date therefor, the Project Company shall pay interest to SES over the outstanding amount of such payment at a rate equal to LIBOR plus 2.5% per annum, from the due date until the date payment is actually received by SES.
     6. Tax Obligations.
     (a) SES shall be responsible for the payment of all taxes, duties, tariffs, fees, imposts, excise, or other taxes imposed by any taxing authority with respect to any item of Equipment prior to delivery thereof to a Project site. SES shall also assume all corporate income taxes imposed upon it in connection with the sale of Equipment to a Project Company.
     (b) SES shall have no responsibility for the payment of any taxes, duties, tariffs, fees, imposts, excise or other taxes imposed by any taxing authority with respect to the ownership or use of any item of Equipment following the delivery thereof to a Project site. In the event SES remits any such taxes or charges directly to such taxing authority or authorities as may be required under the laws of any jurisdiction, such remittances shall be for the account of the relevant Project Company and shall be reimbursed to SES within            (___) days following submission by SES of invoices and supporting documentation therefor.
     (c) All payments for Equipment made by a Project Company to SES shall be free and clear of any deduction for taxes, assessments or other charges. However, if a Project Company shall be required under the laws of any jurisdiction to withhold from any payment made to SES any taxes, assessments or other charges which may be levied against such Project Company, then the amount of the payment by such Project Company to SES for such Equipment shall be increased so that the net amount received by SES will equal the full amount which would have been received by it had no such deduction or withholding been made, and the amount of any such tax, assessment or other charge shall be reimbursed by SES to the Project Company within            (___) days following submission by that Project Company to SES of invoices and supporting documentation therefor.
     7. Changes. A Project Company may at any time request changes to the Equipment to be supplied by SES or the schedule for the supply of such Equipment or the delivery thereof to a Project site, in each case by means of a written notice to SES.
     8. Warranty.
     (a) Warranty – Equipment. SES warrants that each item of Equipment supplied to a Project Company hereunder will be new and free from defects in design, workmanship and material and capable of operating in a Project (as used herein, the “Equipment Warranty”). Such Equipment Warranty shall continue in effect until the date that is two (2) years following the date on which such Equipment was delivered to the Project site (as used herein, the “Equipment Warranty Period”).

     (b) Warranty – Spare Parts. Any spare part supplied by SES to a Project Company under this agreement shall have a warranty identical to the Equipment Warranty, except that the Equipment Warranty Period for such spare part shall expire either (i) one (1) year after initial installation or usage thereof; or (ii) two (2) years after the date of delivery of the spare part to the Project site, whichever first occurs.
     (c) Remedy for Nonconformity. If during the Equipment Warranty Period, a Project Company notifies SES of any nonconformity of Equipment to the Equipment Warranty, SES shall promptly remedy such nonconformity by repair, replacement or modification, as SES deems necessary to correct such nonconformity. In the event that SES fails to remedy a nonconformity within a reasonable period of time consistent with industry practice and diligently pursue such remedy to completion, the Project Company may notify SES of its intent to have a third party perform such remedy or repair, in which event SES shall reimburse the Project Company for the Project Company’s actual, direct and reasonable costs incurred in engaging a third party to remedy or repair the nonconformity. SES will not be responsible for any nonconformity regarding, and the warranties provided in this Section 8 expressly exclude (i) any work performed by any third party in accordance with this section, or (ii) Equipment that is adversely impacted or damaged due to work performed by any third party in accordance with this section. Should investigation by SES reveal that there is no nonconformity to the Equipment Warranty as reported by a Project Company, such Project Company shall reimburse SES for its actual reasonable expense incurred in connection with such investigation, any remedy or repair instigated, and any payment previously made by SES to such Project Company for third party work.
     (d) Warranty on Remedy Work. Where any item of Equipment or part thereof is repaired, replaced or modified pursuant to Section 8(c) above (except for work by a third party, if any), said item or part shall be warranted to comply with the Equipment Warranty for a period of two (2) years from the date of such remedy. In any event, the warranty obligations of SES hereunder shall expire no later than two (2) years from the expiration date of the original Equipment Warranty Period.
     9. Exclusivity of Warranties and Remedies. THE WARRANTIES PROVIDED HEREIN ARE EXCLUSIVE AND NO OTHER WARRANTIES OF ANY KIND, WHETHER STATUTORY, EXPRESS OR IMPLIED (INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE) SHALL APPLY. THE REMEDIES SET FORTH IN THIS AGREEMENT ARE THE EXCLUSIVE REMEDIES OF ANY PROJECT COMPANY FOR ANY FAILURE BY SES TO COMPLY WITH ITS WARRANTY OBLIGATIONS SPECIFIED HEREIN.
     10. Delivery and Title. Delivery of each item of Equipment shall be deemed to have been made when such item arrives at the Project site. Title to each item of Equipment (other than computer programs and software furnished by SES to a Project Company under the Agreement) shall pass to the relevant Project Company when such item of Equipment arrives at the Project site.

     11. Risk of Loss. Risk of loss or damage to any item of Equipment shall be the responsibility of SES until delivery thereof to the relevant Project site, at which point such risk of loss or damage shall pass to the relevant Project Company. Notwithstanding the foregoing, SES shall be responsible for any damage to the Equipment occurring during the period in which SES had care, custody and control thereof, regardless of when such damage was identified or discovered.
     12. Title to Computer Software. Title to and the right of possession of any computer programs or computer software provided by SES to a Project Company hereunder, if any, shall remain with SES or its licensor, except that such Project Company shall have the right to possess and use said computer programs or computer software for the purposes of completing, maintaining, adjusting, operating, repairing and modifying the Equipment and/or the Project at no cost for the term of the corresponding license provided herein. Nothing in this Agreement shall be construed as giving any Project Company a right to sell, assign, lease or in any other manner transfer or encumber the ownership of SES or its licensor of said computer programs or computer software, or as limiting SES or its licensors from using and licensing the computer programs in any manner whatsoever.
     13. Shipment and Transportation. SES shall provide to the relevant Project Company prior written notice of the scheduled dates for shipment and delivery of each item of Equipment to the Project site. SES shall be responsible for the payment of all shipping and transportation costs, including taxes and fees, which costs shall included in the calculation of the direct procurement costs of such Equipment for purposes of Section 3 above.
     (a) In the event that such Project Company is unwilling or unable to receive the Equipment at the time of delivery thereof, SES will, upon written notice to such Project Company and giving such Project Company reasonable opportunity to designate a mutually acceptable alternate destination, place such Equipment in an appropriate storage facility, at the expense of SES (which expenses shall included in the calculation of the direct procurement costs of such Equipment for purposes of Section 3 above). If the Equipment is placed into storage pursuant to this provision, delivery thereof shall be deemed to have occurred. The Project Company shall arrange for the removal of said Equipment from storage at such Project Company’s expense.
     (b) Unless otherwise requested in writing by the relevant Project Company, all shipments of Equipment hereunder shall be by normal highway, rail, and/or ocean transport on normal routing from the point of shipment to the Project site, in accordance with generally accepted industry practices for the shipment of equipment that is similar in nature to the Equipment.
     14. Delay in Equipment Delivery. If the actual date of delivery of any Equipment is later than the scheduled date of delivery thereof, due to a cause other than an event of Force Majeure or the act or omission of the Project Company, SES shall pay to the relevant Project Company liquidated damages, which shall not be included in the calculation of the direct procurement costs of such Equipment for purposes of Section 3 above, calculated as follows:

     (a) SES shall pay liquidated damages at the rate of                      ($           ) per day per item of Equipment for the first thirty (30) days of delay; and
     (b) SES shall pay liquidated damages at the rate of                      ($           ) per day per item of Equipment for the next thirty (30) days of delay; and
     (c) SES shall pay liquidated damages at the rate of                      ($           ) per day per item of Equipment for each day of delay thereafter. [Note: Are there any performance LDs]
     15. Exclusive Remedies for Delay. THE REMEDIES OF A PROJECT COMPANY SET FORTH ABOVE FOR THE FAILURE OF SES TO DELIVER EQUIPMENT BY ITS RESPECTIVE SCHEDULED DELIVERY DATES SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF SUCH PROJECT COMPANY FOR SUCH DELAY AND NO OTHER REMEDIES OF ANY KIND WHATSOEVER SHALL APPLY; HOWEVER, THE FOREGOING SHALL NOT RELIEVE SES OF ITS OBLIGATION TO DELIVER THE SAID EQUIPMENT.
     16. Performance Liquidated Damages. Liquidated damages for defects in the performance of the Equipment, together with caps on those liquidated damages, will be discussed by the Developers for each Project and included in the Equipment Supply Agreement.
     17. Insurance. SES shall effect and maintain at its own expense throughout the Term of the Agreement, insurance policies with insurers and under forms of policies in types and amounts consistent with internationally accepted industry standards and sufficient to insure the performance of the Equipment supply, payment and warranty obligations of SES hereunder. Upon a Project Company’s reasonable written request, SES shall provide to such Project Company documentation evidencing the existence and amounts of such insurance coverage. For the avoidance of doubt, insurance costs incurred by SES shall not be considered direct procurement costs for purposes of Section 3.
     18. Licenses and Permits.
     (a) The relevant Project Company shall be responsible for all dealings with any governmental authority regarding the Equipment upon and after the delivery thereof to the Project site, including but not limited to obtaining and maintaining any licenses, permits and/or other authorizations of any kind required for transportation, import, installation, maintenance, testing or operation of such Equipment or any portion thereof. SES shall cooperate with such Project Company and shall use reasonable efforts to provide all necessary information and documents and otherwise assist such Project Company in connection with its efforts to obtain such licenses, permits and authorizations. The relevant Project Company shall pay all costs of such licenses, permits and authorizations and all costs and expenses incurred in obtaining and maintaining them, including without limitation the reimbursement to SES of all reasonably incurred, direct and necessary out-of-pocket costs which SES may incur in connection with the exercise of such reasonable efforts. The obligation of such Project Company to pay for the Equipment shall not in any manner be waived by the delay or failure to secure or renew, or by the cancellation of any required licenses, permits or authorizations including any required import licenses.
     (b) SES shall be responsible for all dealings with any Governmental Authority (other than for the import of the Equipment) that are necessary to fulfill the obligations of SES under the Agreement, including but not limited to obtaining any licenses, permits and/or other authorizations of any kind related to the manufacture and delivery of the Equipment, required for the consolidation and export of the Equipment or the performance of any services in connection therewith. For the avoidance of doubt, the Project Company shall be responsible for any registration of the Agreement or any technology license with governmental authorities having jurisdiction over the registration and protection of technology, intellectual property or industrial property, as and when required.

Schedule 1.19
     For the purposes hereof, Emerging Markets shall mean all countries other than the ones set forth below:
Australia
Austria
Belgium
Canada
Denmark
Finland
France
Germany
Greenland
Iceland
Ireland
Italy
Japan
Liechtenstein
Luxemburg
Monaco
Netherlands
New Zealand
Norway
Portugal
Spain
Sweden
Switzerland
United Kingdom
United States
Schedule 1.19

Schedule 1.38
Set forth below is a list of Pre-Existing Projects.
Hai Hua. On October 22, 2006, SES signed a co-operative joint venture contract with Shandong Hai Hua Coal & Chemical Company Ltd. (“Hai Hua”) for the development, construction and operation of an approximately $25 million SynGas production plant utilizing U-GAS® technology in Zaozhuang City, Shandong Province in China, as well as a contract for the purchase and sale of SynGas and other gasification byproducts (ash, elemental sulfur, hydrogen and argon). The plant is designed to produce approximately 28,000 standard cubic meters per hour of gross SynGas. Hai Hua has contracted to pay a monthly capacity fee, and, subject to delivery, a monthly energy fee, to the joint venture once the production facility is complete.
Golden Concord. On May 25, 2007, SES executed a co-operative joint venture contract with Inner Mongolia Golden Concord (Xilinhot) Energy Investment Co., Ltd. (“Golden Concord”), a subsidiary of one of China’s largest independent private power producers, to develop, construct, operate, and manage an approximately $96 million coal gasification, methanol and DME production plant utilizing the U-GAS® technology to process low quality, high ash lignite coals made available from Golden Concord’s coal mine in Xilinguole, Inner Mongolia and other mines in the area. The facility is expected to produce SynGas which will be used as a feedstock for a 225,000 ton per year methanol plant and, in turn, a 150,000 ton per year DME plant.
YIMA. On May 3, 2007, SES entered into a non-binding preliminary co-operative agreement with YIMA Coal Industry Group Co. Ltd. (“YIMA”), a company partially owned by the Chinese government, for the construction of an approximately $250-$350 million integrated coal-to-methanol (ultimately into DME) plant in Henan Province, China. When completed, the plant is expected to have an hourly capacity of approximately 360,000 standard cubic meters of gross SynGas and an annual capacity of 1 million tons of methanol or 660,000 tons of DME. The estimated total cost represents the estimated capital expenditures for both the gasification and methanol/DME portions of the plant.
Schedule 1.38